UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12

ELI LILLY AND COMPANY

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

      Payment of Filing Fee (Check the appropriate box):

☒ No fee required.
☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

1) Title of each class of securities to which transaction applies:

2) Aggregate number of securities to which transaction applies:

3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

4) Proposed maximum aggregate value of transaction:

5) Total fee paid:

☐ Fee paid previously with preliminary materials.

☐ Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1) Amount Previously Paid:

2) Form, Schedule or Registration Statement No.:

3) Filing Party:

4) Date Filed:

SEC 1913 (11-01)	Persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

Notice of 2009 Annual Meeting and Proxy Statement
March 9, 2009
Dear Shareholder:
You are cordially invited to attend our annual meeting of shareholders on Monday, April 20, 2009, at the Lilly Center Auditorium, Lilly Corporate Center, Indianapolis, Indiana, at 11:00 a.m. EDT.
     The notice of meeting and proxy statement that follow describe the business we will consider at the meeting. Your vote is very important. I urge you to vote by mail, by telephone, or on the Internet in order to be certain your shares are represented at the meeting, even if you plan to attend.
     Please note our procedures for admission to the meeting described on page 4.
     I look forward to seeing you at the meeting.
John C. Lechleiter, Ph.D.
Chairman, President, and Chief Executive Officer
Important notice regarding the availability of proxy materials for the shareholder meeting to be held April 20, 2009: The annual report and proxy statement are available at http://www.lilly.com/pdf/lillyar2008.pdf
Notice of Annual Meeting of Shareholders
April 20, 2009
The annual meeting of shareholders of Eli Lilly and Company will be held at the Lilly Center Auditorium, Lilly Corporate Center, Indianapolis, Indiana, on Monday, April 20, 2009, at 11:00 a.m. EDT for the following purposes:
•	to elect four directors of the company to serve three-year terms
•	to ratify the appointment by the audit committee of Ernst & Young LLP as principal independent auditor for the year 2009
•	to approve amendments to the articles of incorporation to provide for annual election of all directors
•	to reapprove the material terms of performance goals for the Eli Lilly and Company Bonus Plan
•	to consider and vote on a shareholder proposal requesting that the board eliminate all supermajority voting provisions from the company’s articles of incorporation and bylaws
•	to consider and vote on a shareholder proposal requesting that the company amend its articles of incorporation to allow shareholders to amend the company’s bylaws by majority vote
•	to consider and vote on a shareholder proposal requesting that the board of directors adopt a policy of asking shareholders to ratify the compensation of named executive officers at the annual meeting of shareholders.
     Shareholders of record at the close of business on February 13, 2009, will be entitled to vote at the meeting and at any adjournment of the meeting.
     Attendance at the meeting will be limited to shareholders, those holding proxies from shareholders, and invited guests from the media and financial community. A page at the back of this proxy statement contains an admission ticket. If you plan to attend the meeting, please bring this ticket with you.
     This combined proxy statement and annual report to shareholders and the proxy are being mailed on or about March 9, 2009.
By order of the board of directors,
James B. Lootens
Secretary
March 9, 2009
Indianapolis, Indiana

General Information
Why did I receive this proxy statement?
The board of directors of Eli Lilly and Company is soliciting proxies to be voted at the annual meeting of shareholders (the annual meeting) to be held on Monday, April 20, 2009, and at any adjournment of the annual meeting. When the company asks for your proxy, we must provide you with a proxy statement that contains certain information specified by law.
What will the shareholders vote on at the annual meeting?
Seven items:
•	election of directors
•	ratification of the appointment of principal independent auditor
•	amending the company’s articles of incorporation to provide for annual election of all directors
•	reapproving performance goals for the company’s cash bonus plan
•	a shareholder proposal on eliminating supermajority voting provisions from the company’s articles of incorporation and bylaws
•	a shareholder proposal on allowing shareholders to amend the company’s bylaws
•	a shareholder proposal on shareholder ratification of executive compensation.
Will there be any other items of business on the agenda?
We do not expect any other items of business because the deadline for shareholder proposals and nominations has already passed. Nonetheless, in case there is an unforeseen need, the accompanying proxy gives discretionary authority to the persons named on the proxy with respect to any other matters that might be brought before the meeting. Those persons intend to vote that proxy in accordance with their best judgment.
Who is entitled to vote?
Shareholders as of the close of business on February 13, 2009 (the record date) may vote at the annual meeting. You have one vote for each share of common stock you held on the record date, including shares:
•	held directly in your name as the shareholder of record
•	held for you in an account with a broker, bank, or other nominee
•	attributed to your account in the Lilly Employee 401(k) Plan (the 401(k) plan).
What constitutes a quorum?
A majority of the outstanding shares, present or represented by proxy, constitutes a quorum for the annual meeting. As of the record date, 1,149,015,882 shares of company common stock were issued and outstanding.
How many votes are required for the approval of each item?
There are differing vote requirements for the various proposals.
•	The four nominees for director will be elected if they receive a majority of the votes cast. Abstentions will not count as votes cast either for or against a nominee.
•	The following items of business will be approved if the votes cast for the proposal exceed those cast against the proposal:
—the appointment of principal independent auditor
—the management proposal to reapprove performance goals for the company’s bonus plan
—the shareholder proposals.
Abstentions will not be counted either for or against these proposals.
•	The management proposal to amend the articles of incorporation to provide for annual election of all directors requires the vote of 80 percent of the outstanding shares. For this item, abstentions and broker nonvotes have the same effect as a vote against the proposal.
Broker nonvotes. If your shares are held by a broker, the broker will ask you how you want your shares to be voted. If you give the broker instructions, your shares will be voted as you direct. If you do not give instructions, one of two things can happen, depending on the type of proposal. For the election of directors, the ratification of the auditor, and the management proposals on reapproving performance goals for the company’s bonus plan and amending the articles of incorporation to provide for annual election of all directors, the broker may vote your shares in its discretion. For all other proposals, the broker may not vote your shares at all. When that happens, it is called a “broker nonvote.”

How do I vote by proxy?
If you are a shareholder of record, you may vote your proxy by any one of the following methods.
By mail. Sign and date each proxy card you receive and return it in the prepaid envelope. Sign your name exactly as it appears on the proxy. If you are signing in a representative capacity (for example, as an attorney-in-fact, executor, administrator, guardian, trustee, or the officer or agent of a corporation or partnership), please indicate your name and your title or capacity. If the stock is held in custody for a minor (for example, under the Uniform Transfers to Minors Act), the custodian should sign, not the minor. If the stock is held in joint ownership, one owner may sign on behalf of all owners. If you return your signed proxy but do not indicate your voting preferences, we will vote on your behalf for the election of the nominees for director listed below, for the ratification of the appointment of the independent auditor, for the management proposals on amending the articles of incorporation and reapproving performance goals for the company’s bonus plan, and against the shareholder proposals.
     Note that if you previously elected to receive these materials electronically, you did not receive a proxy card. If you wish to vote by mail, rather than by telephone or on the Internet as discussed below, you may request paper copies of these materials, including a proxy card, by calling 317-433-5112. Please make sure you give us the control number from the e-mail message that you received notifying you of the electronic availability of these materials, along with your name and mailing address.
By telephone. Shareholders in the United States, Puerto Rico, and Canada may vote by telephone by following the instructions on the enclosed proxy card or, if you received these materials electronically, by following the instructions in the e-mail message that notified you of their availability. Voting by telephone has the same effect as voting by mail. If you vote by telephone, do not return your proxy card. Telephone voting will be available until 11:59 p.m. EDT, April 19, 2009.
On the Internet. You may vote online at www.proxyvote.com. Follow the instructions on the enclosed proxy card or, if you received these materials electronically, follow the instructions in the e-mail message that notified you of their availability. Voting on the Internet has the same effect as voting by mail. If you vote on the Internet, do not return your proxy card. Internet voting will be available until 11:59 p.m. EDT, April 19, 2009.
     You have the right to revoke your proxy at any time before the meeting by (1) notifying the company’s secretary in writing or (2) delivering a later-dated proxy by telephone, on the Internet, or by mail. If you are a shareholder of record, you may also revoke your proxy by voting in person at the meeting.
How do I vote shares that are held by my broker?
If you have shares held by a broker or other nominee, you may instruct your broker or other nominee to vote your shares by following instructions that the broker or nominee provides for you. Most brokers offer voting by mail, by telephone, and on the Internet.
How do I vote in person?
If you are a shareholder of record, you may vote your shares in person at the meeting. However, we encourage you to vote by mail, by telephone, or on the Internet even if you plan to attend the meeting.
How do I vote my shares in the 401(k) plan?
You may instruct the plan trustee on how to vote your shares in the 401(k) plan by mail, by telephone, or on the Internet as described above, except that, if you vote by mail, the card that you use will be a voting instruction card rather than a proxy card.
How many shares in the 401(k) plan can I vote?
You may vote all the shares allocated to your account on the record date. In addition, unless you decline, your vote will also apply to a proportionate number of other shares held in the 401(k) plan for which voting directions are not received. These undirected shares include:
•	shares credited to the accounts of participants who do not return their voting instructions (except for a small number of shares from a prior stock ownership plan, which can be voted only on the directions of the participants to whose accounts the shares are credited)
•	shares held in the plan that are not yet credited to individual participants’ accounts.

     All participants are named fiduciaries under the terms of the 401(k) plan and under the Employee Retirement Income Security Act (ERISA) for the limited purpose of voting shares credited to their accounts and the portion of undirected shares to which their vote applies. Under ERISA, fiduciaries are required to act prudently in making voting decisions.
     If you do not want to have your vote applied to the undirected shares, you should check the box marked “I decline.” Otherwise, the trustee will automatically apply your voting preferences to the undirected shares proportionally with all other participants who elected to have their votes applied in this manner.
What happens if I do not vote my 401(k) plan shares?
Your shares will be voted by other plan participants who have elected to have their voting preferences applied proportionally to all shares for which voting instructions are not otherwise received.
What does it mean if I receive more than one proxy card?
It means that you hold shares in more than one account. To ensure that all your shares are voted, sign and return each card. Alternatively, if you vote by telephone or on the Internet, you will need to vote once for each proxy card and voting instruction card you receive.
Who tabulates the votes?
The votes are tabulated by an independent inspector of election, IVS Associates, Inc.
What should I do if I want to attend the annual meeting?
All shareholders as of the record date may attend by presenting the admission ticket that appears at the end of this proxy statement. Please fill it out and bring it with you to the meeting. The meeting will be held at the Lilly Center Auditorium. Please use the Lilly Center entrance to the south of the fountain at the intersection of Delaware and McCarty streets. You will need to pass through security, including a metal detector. Present your ticket to the usher at the meeting.
     Parking will be available on a first-come, first-served basis in the garage indicated on the map on page 57. If you have questions about admittance or parking, you may call 317-433-5112.
How do I contact the board of directors?
You may send written communications to one or more members of the board, addressed to:
Presiding Director, Board of Directors
Eli Lilly and Company
c/o Corporate Secretary
Lilly Corporate Center
Indianapolis, Indiana 46285
     All such communications will be forwarded to the relevant director(s), except for solicitations or other matters unrelated to the company.
How do I submit a shareholder proposal for the 2010 annual meeting?
The company’s 2010 annual meeting is scheduled for April 19, 2010. If a shareholder wishes to have a proposal considered for inclusion in next year’s proxy statement, he or she must submit the proposal in writing so that we receive it by November 9, 2009. Proposals should be addressed to the company’s corporate secretary, Lilly Corporate Center, Indianapolis, Indiana 46285. In addition, the company’s bylaws provide that any shareholder wishing to propose any other business at the annual meeting must give the company written notice by November 9, 2009. That notice must provide certain other information as described in the bylaws. Copies of the bylaws are available online at http://investor.lilly.com/governance.cfm or in paper form upon request to the company’s corporate secretary.
Does the company offer an opportunity to receive future proxy materials electronically?
Yes. If you are a shareholder of record or a member of the 401(k) plan, you may, if you wish, receive future proxy statements and annual reports online. If you elect this feature, you will receive an e-mail message notifying you when the materials are available, along with a web address for viewing the materials and instructions for voting by telephone or on the Internet. If you have more than one account, you may receive separate e-mail notifications for each account.

     You may sign up for electronic delivery in two ways:
•	If you vote online as described above, you may sign up for electronic delivery at that time.
•	You may sign up at any time by visiting http://investor.lilly.com/services.cfm.
     If you received these materials electronically, you do not need to do anything to continue receiving materials electronically in the future.
     If you hold your shares in a brokerage account, you may also have the opportunity to receive proxy materials electronically. Please follow the instructions of your broker.
What are the benefits of electronic delivery?
Electronic delivery reduces the company’s printing and mailing costs. It is also a convenient way for you to receive your proxy materials and makes it easy to vote your shares online. If you have shares in more than one account, it is an easy way to avoid receiving duplicate copies of proxy materials.
What are the costs of electronic delivery?
The company charges nothing for electronic delivery. You may, of course, incur the usual expenses associated with Internet access, such as telephone charges or charges from your Internet service provider.
Can I change my mind later?
Yes. You may discontinue electronic delivery at any time. For more information, call 317-433-5112.
What is “householding”?
We have adopted “householding,” a procedure under which shareholders of record who have the same address and last name and do not receive proxy materials electronically will receive only one copy of our annual report and proxy statement unless one or more of these shareholders notifies us that they wish to continue receiving individual copies. This procedure saves printing and postage costs by reducing duplicative mailings.
     Shareholders who participate in householding will continue to receive separate proxy cards. Householding will not affect dividend check mailings.
     Beneficial shareholders can request information about householding from their banks, brokers, or other holders of record.
What if I want to receive a separate copy of the annual report and proxy statement?
If you participate in householding and wish to receive a separate copy of the 2008 annual report and 2009 proxy statement, or if you wish to receive separate copies of future annual reports and proxy statements, please call 1-800-542-1061 or write to: Householding Department, 51 Mercedes Way, Edgewood, New York 11717. We will deliver the requested documents to you promptly upon your request.

Board of Directors
Directors’ Biographies
Class of 2009
The following four directors’ terms will expire at this year’s annual meeting. Each of these directors has been nominated and is standing for election to serve a term that will expire in 2012. See page 46 of this proxy statement for more information.

Martin S. Feldstein, Ph.D.	Age 69	Director since 2002
George F. Baker Professor of Economics, Harvard University

Dr. Feldstein is president emeritus of the National Bureau of Economic Research and the George F. Baker Professor of Economics at Harvard University. He became an assistant professor at Harvard in 1967, an associate professor in 1968, and a professor in 1969. From 1982 through 1984, he served as chairman of the Council of Economic Advisers and President Ronald Reagan’s chief economic adviser. President Obama has appointed him as a member of the Economic Recovery Advisory Board. He is a member of the American Philosophical Society, a corresponding fellow of the British Academy, a fellow of the Econometric Society, and a fellow of the National Association for Business Economics. Dr. Feldstein is a member of the executive committee of the Trilateral Commission and a director of American International Group, Inc. and Economic Studies, Inc. He is a member of the American Academy of Arts and Sciences and past president of the American Economic Association.

J. Erik Fyrwald	Age 49	Director since 2005
Chairman, President, and Chief Executive Officer, Nalco Holding Company

Mr. Fyrwald joined Nalco Holding Company (a leading integrated water treatment and process improvement company) as chairman, president, and chief executive officer in February 2008. From 2003 to 2008, Mr. Fyrwald served as group vice president of the agriculture and nutrition division at E.I. du Pont de Nemours and Company. From 2000 until 2003, he was vice president and general manager of DuPont’s Nutrition and Health business. In 1999, Mr. Fyrwald was vice president for corporate strategic planning and business development. At DuPont, Mr. Fyrwald held a broad variety of assignments in a number of divisions covering many industries. He has worked in several locations throughout North America and Asia.

Ellen R. Marram	Age 62	Director since 2002
President, The Barnegat Group LLC

Ms. Marram is the president of The Barnegat Group LLC, a firm that provides business advisory services. She was a managing director at North Castle Partners, LLC from 2000 to 2005 and is currently an advisor to the firm. Prior to joining North Castle, she served as the chief executive officer of a start-up B2B exchange for the food and beverage industry. From 1993 to 1998, Ms. Marram was president and chief executive officer of Tropicana and the Tropicana Beverage Group. From 1988 to 1993, she was president and chief executive officer of the Nabisco Biscuit Company, the largest operating unit of Nabisco, Inc.; from 1987 to 1988, she was president of Nabisco’s Grocery Division; and from 1970 to 1986, she held a series of marketing positions at Nabisco/Standard Brands, Johnson & Johnson, and Lever Brothers. Ms. Marram is a member of the board of directors of Ford Motor Company and The New York Times Company, as well as several private companies. She serves on the boards of Institute for the Future, The New York-Presbyterian Hospital, Lincoln Center Theater, Families and Work Institute, and Citymeals-on-Wheels.

Douglas R. Oberhelman	Age 56	Director since 2008
Group President, Caterpillar Inc.

Mr. Oberhelman is a group president of Caterpillar Inc. He joined Caterpillar in 1975 and has held a variety of positions, including senior finance representative based in South America for Caterpillar Americas Co; region finance manager and district manager for the company’s North American Commercial Division; and managing director for strategic planning at Shin Caterpillar Mitsubishi, Caterpillar’s affiliated company in Tokyo, Japan. Mr. Oberhelman was elected a vice president in 1995, serving as Caterpillar’s chief financial officer from 1995 to November 1998. In 1998, he became vice president with responsibility for the engine products division and he was elected a group president and member of Caterpillar’s executive office in 2002. Mr. Oberhelman serves on the boards of Ameren Corporation, The Nature Conservancy — Illinois Chapter, the National Association of Manufacturers, the Manufacturing Institute, Easter Seals, and the Wetlands America Trust. Mr. Oberhelman has been serving under interim election since December 2008.

Class of 2010
The following four directors will continue in office until 2010.

Sir Winfried Bischoff	Age 67	Director since 2000
Retired Chairman, Citigroup Inc.

Sir Winfried Bischoff served as chairman of Citigroup Inc. from December 2007 until February 2009. He served as chairman of Citigroup Europe from 2000 to 2007. From 1995 to 2000, he was chairman of Schroders plc. He joined the Schroder Group in 1966 and held a number of positions there, including chairman of J. Henry Schroder & Co. and group chief executive of Schroders plc. He is a nonexecutive director of The McGraw-Hill Companies, Inc. and Prudential plc.

J. Michael Cook	Age 66	Director since 2005
Retired Chairman and Chief Executive Officer, Deloitte & Touche LLP

Mr. Cook served as chairman and chief executive officer of Deloitte & Touche LLP from 1989 until his retirement in 1999. He joined Deloitte, Haskins & Sells in 1964 and served as chairman and chief executive from 1986 through 1989. Mr. Cook is an emeritus member of the Advisory Council of the Public Company Accounting Oversight Board and is a trustee of The Scripps Research Institute. He serves on the boards of Comcast Corporation and International Flavors & Fragrances Inc. He is chairman of the Accountability Advisory Council to the Comptroller General of the United States and is chairman of the Department of Defense Audit Advisory Committee. He was a member of the National Association of Corporate Directors Blue Ribbon Panel on Corporate Governance and was named the 62nd member of the Accounting Hall of Fame in 1999. He is past president of the Institute of Outstanding Directors.

Franklyn G. Prendergast, M.D., Ph.D.	Age 63	Director since 1995

Edmond and Marion Guggenheim Professor of Biochemistry and Molecular Biology and Professor of Molecular Pharmacology and Experimental Therapeutics, Mayo Medical School; Director, Mayo Clinic Center for Individualized Medicine; and Director Emeritus, Mayo Clinic Cancer Center

Dr. Prendergast is the Edmond and Marion Guggenheim Professor of Biochemistry and Molecular Biology and Professor of Molecular Pharmacology and Experimental Therapeutics at Mayo Medical School and the director of the Mayo Clinic Center for Individualized Medicine. He has held several other teaching positions at the Mayo Medical School since 1975. Dr. Prendergast serves on the board of trustees of the Mayo Foundation.

Kathi P. Seifert	Age 59	Director since 1995
Retired Executive Vice President, Kimberly-Clark Corporation

Ms. Seifert served as executive vice president for Kimberly-Clark Corporation until June 2004. She joined Kimberly-Clark in 1978 and served in several capacities in connection with both the domestic and international consumer products businesses. Prior to joining Kimberly-Clark, Ms. Seifert held management positions at Procter & Gamble, Beatrice Foods, and Fort Howard Paper Company. She is chairman of Katapult, LLC. Ms. Seifert serves on the boards of Supervalu Inc.; Revlon Consumer Products Corporation; Lexmark International, Inc.; Appleton Papers Inc.; the U.S. Fund for UNICEF; and the Fox Cities Performing Arts Center.

In addition, beginning on April 1, 2009, Mr. Alvarez will serve as a director under interim election for a term that will expire in 2010.

Ralph Alvarez	Age 53
President and Chief Operating Officer, McDonald’s Corporation

Mr. Alvarez has been president and chief operating officer of McDonald’s Corporation since August 2006. Previously, he served as president of McDonald’s North America, with responsibility for all the McDonald’s restaurants in the U.S. and Canada. Prior to that, he was president of McDonald’s USA. Mr. Alvarez joined McDonald’s in 1994 and has held a variety of leadership roles throughout his career, including chief operations officer and president of the Central Division, both with McDonald’s USA, and president of McDonald’s Mexico. Prior to joining McDonald’s, he held leadership positions at Burger King Corporation and Wendy’s International, Inc. Mr. Alvarez serves on the boards of McDonald’s Corporation and Key-Corp. He currently serves on the President’s Council and the International Advisory Board of the University of Miami, and he is a member of the board of trustees for Chicago’s Field Museum.

Class of 2011
The following four directors will continue in office until 2011.

Michael L. Eskew	Age 59	Director since 2008
Former Chairman and Chief Executive Officer, United Parcel Service, Inc.

Mr. Eskew served as chairman and chief executive officer of United Parcel Service, Inc., from January 2002 until December 2007. He continues to serve on the UPS board of directors. Mr. Eskew began his UPS career in 1972 as an industrial engineering manager and held various positions of increasing responsibility, including time with UPS’s operations in Germany and with UPS Airlines. In 1993, Mr. Eskew was named corporate vice president for industrial engineering. Two years later he became group vice president for engineering. In 1998, he was elected to the UPS board of directors. In 1999, Mr. Eskew was named executive vice president and a year later was given the additional title of vice chairman. Mr. Eskew serves as chairman of the board of trustees of the Annie E. Casey Foundation. He also serves on the boards of 3M Corporation and IBM Corporation.

Alfred G. Gilman, M.D., Ph.D.	Age 67	Director since 1995

Executive Vice President for Academic Affairs and Provost, The University of Texas Southwestern Medical Center at Dallas; Dean, Southwestern Medical School; and Regental Professor of Pharmacology and Director of the Cecil and Ida Green Center for Molecular, Computational, and Systems Biology, The University of Texas Southwestern Medical Center

Dr. Gilman has served as executive vice president for academic affairs and provost of the University of Texas Southwestern Medical Center at Dallas and dean of the University of Texas Southwestern Medical School since 2005 and professor of pharmacology at the University of Texas Southwestern Medical Center since 1981. He holds the Raymond and Ellen Willie Distinguished Chair of Molecular Neuropharmacology, the Nadine and Tom Craddick Distinguished Chair in Medical Science, and the Atticus James Gill, M.D., Chair in Medical Science at the university and was named a regental professor in 1995. Dr. Gilman was on the faculty of the University of Virginia School of Medicine from 1971 to 1981 and was named a professor of pharmacology there in 1977. He is a director of Regeneron Pharmaceuticals, Inc. Dr. Gilman was a recipient of the Nobel Prize in Physiology or Medicine in 1994.

Karen N. Horn, Ph.D.	Age 65	Director since 1987
Retired President, Private Client Services, and Managing Director, Marsh, Inc.

Ms. Horn served as president of Private Client Services and managing director of Marsh, Inc. from 1999 until her retirement in 2003. Prior to joining Marsh, she was senior managing director and head of international private banking at Bankers Trust Company; chairman and chief executive officer of Bank One, Cleveland, N.A.; president of the Federal Reserve Bank of Cleveland; treasurer of Bell Telephone Company of Pennsylvania; and vice president of First National Bank of Boston. Ms. Horn serves as director of T. Rowe Price Mutual Funds; The U.S. Russia Investment Fund, a presidential appointment; Simon Property Group, Inc.; and Norfolk Southern Corporation. Ms. Horn has been senior managing director of Brock Capital Group since 2004.

John C. Lechleiter, Ph.D.	Age 55	Director since 2005
Chairman, President, and Chief Executive Officer

Dr. Lechleiter became chairman of Eli Lilly and Company on January 1, 2009. Dr. Lechleiter was named president and chief executive officer of the company in April 2008. He served as president and chief operating officer from 2005 to 2008. He joined Lilly in 1979 as a senior organic chemist and has held management positions in England and the U.S. He was named vice president of pharmaceutical product development in 1993 and vice president of regulatory affairs in 1994. In 1996, he was named vice president for development and regulatory affairs. Dr. Lechleiter became senior vice president of pharmaceutical products in 1998, and executive vice president of pharmaceutical products and corporate development in 2001. He was named executive vice president of pharmaceutical operations in 2004. He is a member of the American Chemical Society. Dr. Lechleiter serves as a member of the executive committee of the board of directors of Pharmaceutical Research and Manufacturers of America (PhRMA) and as a member of the Business Roundtable and the Business Council. He also serves as a member of the Visiting Committee of Harvard Business School and a member of the board of trustees of Xavier University (Cincinnati, Ohio). In addition, he serves as a distinguished advisor to The Children’s Museum of Indianapolis and a member of the United Way of Central Indiana board of directors.

Highlights of the Company’s Corporate Governance Guidelines
The board of directors has established guidelines that it follows in matters of corporate governance. The following summary provides highlights of those guidelines. A complete copy of the guidelines is available online at http://investor.lilly.com/governance.cfm or in paper form upon request to the company’s corporate secretary.
I. Role of the Board
The directors are elected by the shareholders to oversee the actions and results of the company’s management. Their responsibilities include:
•	providing general oversight of the business
•	approving corporate strategy
•	approving major management initiatives
•	providing oversight of legal and ethical conduct
•	overseeing the company’s management of significant business risks
•	selecting, compensating, and evaluating directors
•	evaluating board processes and performance
•	selecting, compensating, evaluating, and, when necessary, replacing the chief executive officer, and compensating other executive officers
•	ensuring that a succession plan is in place for all senior executives.
II. Composition of the Board
Mix of Independent Directors and Officer-Directors
There should always be a substantial majority (75 percent or more) of independent directors. The chief executive officer should be a board member. Other officers may, from time to time, be board members, but no officer other than the chief executive officer should expect to be elected to the board by virtue of his or her office.
Selection of Director Candidates
The board is responsible for selecting candidates for board membership and for establishing the criteria to be used in identifying potential candidates. The board delegates the screening process to the directors and corporate governance committee. For more information on the director nomination process, including the current selection criteria, see “Directors and Corporate Governance Committee Matters” on
pages 18-19.
Independence Determinations
The board annually determines the independence of directors based on a review by the directors and corporate governance committee. No director is considered independent unless the board has determined that he or she has no material relationship with the company, either directly or as a partner, shareholder, or officer of an organization that has a material relationship with the company. Material relationships can include commercial, industrial, banking, consulting, legal, accounting, charitable, and familial relationships, among others. To evaluate the materiality of any such relationship, the board has adopted categorical independence standards consistent with the New York Stock Exchange listing guidelines.
     Specifically, a director is not considered independent if (i) the director or an immediate family member is a current partner of Lilly’s independent auditor (currently Ernst & Young LLP); (ii) the director is a current employee of such firm; (iii) the director has an immediate family member who is a current employee of such firm and who participates in the firm’s audit, assurance, or tax compliance (but not tax planning) practice; or (iv) the director or an immediate family member was within the last three years (but is no longer) a partner or employee of such firm and personally worked on the listed company’s audit within that time.
     In addition, a director is not considered independent if any of the following relationships existed within the previous three years:
•	a director who is an employee of Lilly, or whose immediate family member is an executive officer of Lilly. Temporary service by an independent director as interim chairman or chief executive officer will not disqualify the director from being independent following completion of that service.
•	a director who receives any direct compensation from Lilly other than the director’s normal director compensation, or whose immediate family member receives more than $120,000 per year in direct compensation from Lilly other than for service as a nonexecutive employee.
•	a director who is employed (or whose immediate family member is employed as an executive officer) by another company where any Lilly executive officer serves on the compensation committee of that company’s board.

•	a director who is employed by, who is a 10 percent shareholder of, or whose immediate family member is an executive officer of a company that makes payments to or receives payments from Lilly for property or services that exceed the greater of $1 million or two percent of that company’s gross revenues in a single fiscal year.
•	a director who is an executive officer of a nonprofit organization that receives grants or contributions from Lilly in a single fiscal year exceeding the greater of $1 million or two percent of that organization’s gross revenues in a single fiscal year.
     Members of the audit, compensation, and directors and corporate governance committees must meet all applicable independence tests of the New York Stock Exchange, Securities and Exchange Commission, and Internal Revenue Service.
     In February 2009, the directors and corporate governance committee reviewed directors’ responses to a questionnaire asking about their relationships with the company (and those of their immediate family members) and other potential conflicts of interest, as well as material provided by management related to transactions, relationships, or arrangements between the company and the directors or parties related to the directors. The committee determined that all 11 nonemployee directors listed below are independent, and that the members of the audit, compensation, and directors and corporate governance committees also meet the independence tests referenced above. The committee recommended this conclusion to the board and explained the basis for its decision, and this conclusion was adopted by the full board. The committee and the board determined that none of the 11 directors listed below has had during the last three years (i) any of the relationships listed above or (ii) any other material relationship with the company that would compromise his or her independence. The table below includes a description of categories or types of transactions, relationships, or arrangements considered by the board (in addition to those listed above) in reaching its determination that the directors are independent. All of these relationships and transactions were entered into at arm’s length in the normal course of business and, to the extent they are commercial relationships, have standard commercial terms. None of these relationships or transactions exceeded the thresholds described above or otherwise compromise the independence of the named director.

Name	Independent	Transactions/Relationships/Arrangements
Sir Winfried Bischoff	Yes	Commercial banking, capital markets, and indenture trustee relationships between Lilly and various Citigroup banks-immaterial
Mr. Cook	Yes	None
Mr. Eskew	Yes	None
Dr. Feldstein	Yes	Lilly grants and contributions to Harvard University-immaterial
Mr. Fyrwald	Yes	Lilly's purchase of DuPont and Nalco products and services-immaterial
Dr. Gilman	Yes	Lilly grants and contributions to the University of Texas Southwestern Medical Center-immaterial
Ms. Horn	Yes	None
Ms. Marram	Yes	None
Mr. Oberhelman	Yes	None
Dr. Prendergast	Yes	Lilly grants and contributions to Mayo Clinic and Mayo Foundation-immaterial
Ms. Seifert	Yes	None
Director Tenure
Subject to the company’s charter documents, the governance guidelines establish the following expectations for director tenure:
•	A company officer-director, including the chief executive officer, will resign from the board at the time he or she retires or otherwise ceases to be an active employee of the company.
•	Nonemployee directors will retire from the board not later than the annual meeting of shareholders that follows their seventy-second birthday.
•	Directors may stand for reelection even though the board’s retirement policy would prevent them from completing a full three-year term.
•	A nonemployee director who retires or changes principal job responsibilities will offer to resign from the board. The directors and corporate governance committee will assess the situation and recommend to the board whether to accept the resignation.
Voting for Directors
In an uncontested election, any nominee for director who fails to receive a majority of the votes cast shall promptly tender his or her resignation following certification of the shareholder vote. The directors and corporate governance committee will consider the resignation offer and recommend to the board whether to accept it. The board will act on the committee’s recommendation within 90 days following certification of the shareholder vote. Board action on the matter will require the approval of a majority of the independent directors.
     The company will disclose the board’s decision on a Form 8-K furnished to the Securities and Exchange Commission within four business days after the decision, including a full explanation of the process by which the decision was reached and, if applicable, the reasons why the board rejected the director’s resignation. If the resignation is accepted, the directors and corporate governance committee will recommend to the board whether to fill the vacancy or reduce the size of the board.
     Any director who tenders his or her resignation under this provision will not participate in the committee or board deliberations regarding whether to accept the resignation offer. If each member of the directors and corporate governance committee fails to receive a majority of the votes cast at the same election, then the independent directors who did receive a majority of the votes cast will appoint a committee amongst themselves to consider the resignation offers and recommend to the board whether to accept them.
III. Director Compensation and Equity Ownership
The directors and corporate governance committee annually reviews board compensation. Any recommendations for changes are made to the full board by the committee.
     Directors should hold meaningful equity ownership positions in the company; accordingly, a significant portion of overall director compensation is in the form of company equity. Directors are required to hold Lilly stock valued at a minimum of five times their annual cash retainer; new directors are allowed five years to reach this ownership level.
IV. Key Responsibilities of the Board
Selection of Chairman and Chief Executive Officer; Succession Planning
The board customarily combines the roles of chairman and chief executive officer, believing this generally provides the most efficient and effective leadership model for the company. The board anticipates that, in certain circumstances, and particularly during relatively short periods of leadership transition, these roles may be assigned to two different persons. The presiding director recommends to the board an appropriate process by which a new chairman and chief executive officer will be selected.
     A key responsibility of the CEO and the board is ensuring that an effective process is in place to provide continuity of leadership over the long term at all levels in the company. Each year, succession planning reviews are held at every significant organizational level of the company, culminating in a full review of senior leadership talent by the independent directors. During this review, the CEO and the independent directors discuss future candidates for senior leadership positions, succession timing for those positions, and development plans for the highest-potential candidates. This process ensures continuity of leadership over the long term, and it forms the basis on which the company makes ongoing leadership assignments. It is a key success factor in managing the long planning and investment lead times of our business.
     In addition, the CEO maintains in place at all times, and reviews with the independent directors, a confidential plan for the timely and efficient transfer of his or her responsibilities in the event of an emergency or his or her sudden incapacitation or departure.
Evaluation of Chief Executive Officer
The presiding director leads the independent directors annually in assessing the performance of the chief executive officer. The results of this review are discussed with the chief executive officer and considered by the compensation committee in establishing his or her compensation for the next year.
Corporate Strategy
Once each year, the board devotes an extended meeting to an update from management regarding the strategic issues and opportunities facing the company, allowing the board an opportunity to provide direction for the corporate strategic plan. Throughout the year, significant corporate strategy decisions are brought to the board for approval.
Code of Ethics
The board approved the company’s code of ethics, which complies with the requirements of the New York Stock Exchange and the Securities and Exchange Commission. This code is set out in:
•	The Red Book, a comprehensive code of ethical and legal business conduct applicable to all employees worldwide and to our board of directors
•	the company’s Code of Ethical Conduct for Lilly Financial Management, a supplemental code for our chief executive officer and all members of financial management that recognizes the unique responsibilities of those individuals in assuring proper accounting, financial reporting, internal controls, and financial stewardship.
     Both documents are available online at http://www.lilly.com/about/compliance/conduct/ or in paper form upon request to the company’s corporate secretary.
     The audit committee and public policy and compliance committee assist in the board’s oversight of compliance programs with respect to matters covered in the code of ethics.
V. Functioning of the Board
Executive Session of Directors
The independent directors meet alone in executive session at every regularly scheduled board meeting. In addition, at least twice a year, the independent directors meet in executive session with the chief executive officer.
Presiding Director
The board appoints a presiding director from among the independent directors (currently Ms. Horn). The presiding director:
•	leads the board’s process for selecting and evaluating the chief executive officer;
•	presides at all meetings of the board at which the chairman is not present, including executive sessions of the independent directors unless the directors decide that, due to the subject matter of the session, another independent director should preside;
•	serves as a liaison between the chairman and the independent directors;
•	approves meeting agendas and schedules and generally approves information sent to the board;
•	has the authority to call meetings of the independent directors; and
•	has the authority to retain independent counsel or other advisors to the board.
Conflicts of Interest
Occasionally a director’s business or personal relationships may give rise to an interest that conflicts, or appears to conflict, with the interests of the company. Directors must disclose to the company all relationships that create a conflict or an appearance of a conflict. The board, after consultation with counsel, takes appropriate steps to ensure that all directors voting on an issue are disinterested. In appropriate cases, the affected director will be excused from discussions on the issue.
     To avoid any conflict or appearance of a conflict, board decisions on certain matters of corporate governance are made solely by the independent directors. These include executive compensation and the selection, evaluation, and removal of the chief executive officer.
Review and Approval of Transactions with Related Persons
The board has adopted a written policy and written procedures for review, approval, and monitoring of transactions involving the company and “related persons” (directors and executive officers, their immediate family members, or shareholders owning five percent or greater of the company’s outstanding stock). The policy covers any related-person transaction that meets the minimum threshold for disclosure in the proxy statement under the relevant SEC rules (generally, transactions involving amounts exceeding $120,000 in which a related person has a direct or indirect material interest).
Policy
•	Related-person transactions must be approved by the board or by a committee of the board consisting solely of independent directors, who will approve the transaction only if they determine that it is in the best interests of the company. In considering the transaction, the board or committee will consider all relevant factors, including as applicable (i) the company’s business rationale for entering into the transaction; (ii) the alternatives to entering into a related-person transaction; (iii) whether the transaction is on terms comparable to those available to third parties, or in the case of employment relationships, to employees generally; (iv) the potential for the transaction to lead to an actual or apparent conflict of interest and any safeguards imposed to prevent such actual or apparent conflicts; and (v) the overall fairness of the transaction to the company.
•	The board or relevant committee will periodically monitor the transaction to ensure that there are no changed circumstances that would render it advisable for the company to amend or terminate the transaction.

Procedures
•	Management or the affected director or executive officer will bring the matter to the attention of the chairman, the presiding director, the chair of the directors and corporate governance committee, or the secretary.
•	The chairman and the presiding director shall jointly determine (or, if either is involved in the transaction, the other shall determine in consultation with the chair of the directors and corporate governance committee) whether the matter should be considered by the board or by one of its existing committees consisting only of independent directors.
•	If a director is involved in the transaction, he or she will be recused from all discussions and decisions about the transaction.
•	The transaction must be approved in advance whenever practicable, and if not practicable, must be ratified as promptly as practicable.
•	The board or relevant committee will review the transaction annually to determine whether it continues to be in the company’s best interests.
     The only related-person transaction is a time-share arrangement (now ended) between the company and Mr. Taurel as described on page 43. The compensation committee approved and monitored this arrangement consistent with the above policy.
Orientation and Continuing Education
A comprehensive orientation process is in place for new directors. In addition, directors receive ongoing continuing education through educational sessions at meetings, the annual strategy retreat, and periodic mailings between meetings. We hold periodic mandatory training sessions for the audit committee, to which other directors and executive officers are invited. We also afford directors the opportunity to attend external director education programs.
Director Access to Management and Independent Advisers
Independent directors have direct access to members of management whenever they deem it necessary. The independent directors and the committees are also free to retain their own independent advisers, at company expense, whenever they feel it would be desirable to do so. In accordance with New York Stock Exchange listing standards, the audit, compensation, and directors and corporate governance committees have sole authority to retain independent advisers to their respective committees.
Assessment of Board Processes and Performance
The directors and corporate governance committee annually assesses the performance of the board, its committees, and board processes based on inputs from all directors. The committee also considers the contributions of individual directors at least every three years when considering whether to recommend nominating the director to a new three-year term.
VI. Board Committees
Number, Structure, and Independence
The duties and membership of the six board-appointed committees are described below. Only independent directors may serve on the audit, compensation, directors and corporate governance, and public policy and compliance committees. Only independent directors may chair any committee.
     Committee membership and selection of committee chairs are recommended to the board by the directors and corporate governance committee after consulting the chairman of the board and after considering the desires of the board members.
Functioning of Committees
Each committee reviews and approves its own charter annually, and the directors and corporate governance committee reviews and approves all committee charters annually. The board may form new committees or disband a current committee (except the audit, compensation, and directors and corporate governance committees) as it deems appropriate. The chair of each committee determines the frequency and agenda of committee meetings. In addition, the audit and compensation committees meet alone in executive session on a regular basis; all other committees meet in executive session as needed.
     All six committee charters are available online at http://investor.lilly.com/governance.cfm or in paper form upon request to the company’s corporate secretary.

Committees of the Board of Directors
Audit Committee
The duties of the audit committee are described in the “Audit Committee Report” found on pages 19-20.
Directors and Corporate Governance Committee
The duties of the directors and corporate governance committee are described on page 18.
Compensation Committee
The duties of the compensation committee are described on pages 21-22, and the “Compensation Committee Report” is shown on page 32.
Public Policy and Compliance Committee
•	oversees the processes by which the company conducts its business so that the company will do so in a manner that complies with laws and regulations and reflects the highest standards of integrity
•	reviews and makes recommendations regarding policies, practices, and procedures of the company that relate to public policy and social, political, and economic issues that may affect the company.
Finance Committee
•	reviews and makes recommendations regarding capital structure and strategies, including dividends, stock repurchases, capital expenditures, financings and borrowings, and significant business development projects.
Science and Technology Committee
•	reviews and makes recommendations regarding the company’s strategic research goals and objectives
•	reviews new developments, technologies, and trends in pharmaceutical research and development
•	reviews scientific aspects of significant business development projects.
Membership and Meetings of the Board and Its Committees
In 2008, each director attended more than 85 percent of the total number of meetings of the board and the committees on which he or she serves. In addition, all board members are expected to attend the annual meeting of shareholders, and all but one attended in 2008. Current committee membership and the number of meetings of the board and each committee in 2008 are shown in the table below.

				Directors and		Public
				Corporate		Policy and	Science and
Name	Board	Audit	Compensation	Governance	Finance	Compliance	Technology
Mr. Alvarez [1]	Member				Member	Member
Sir Winfried Bischoff	Member			Member	Chair
Mr. Cook	Member	Chair			Member
Mr. Eskew	Member	Member	Member
Dr. Feldstein	Member	Member			Member	Chair
Mr. Fisher [2]
Mr. Fyrwald	Member		Member				Member
Dr. Gilman	Member					Member	Chair
Ms. Horn	Presiding Director		Chair	Member
Dr. Lechleiter	Chair
Ms. Marram	Member		Member	Chair
Mr. Oberhelman [3]	Member	Member			Member
Dr. Prendergast	Member					Member	Member
Ms. Seifert	Member	Member				Member
Mr. Taurel [4]
Number of 2008 Meetings	9	9	9	6	5	5	5

[1]	Mr. Alvarez’s term begins April 1, 2009.

[2]	Mr. Fisher retired from the board as of April 21, 2008.

[3]	Mr. Oberhelman joined the board as of December 1, 2008.

[4]	Mr. Taurel retired from the board as of December 31, 2008.

Directors’ Compensation
Directors who are employees receive no additional compensation for serving on the board or its committees.
Cash Compensation
The company provides nonemployee directors the following cash compensation:
•	retainer of $80,000 per year (payable monthly)
•	$1,000 for each committee meeting attended
•	$2,000 to the committee chairpersons for each committee meeting conducted as compensation for the chairperson’s preparation time
•	retainer of $20,000 per year to the presiding director
•	reimbursement for customary and usual travel expenses.
Stock Compensation
Stock compensation for nonemployee directors consists of:
•	shares of Lilly stock equaling $145,000, deposited annually in a deferred share account in the Lilly Directors’ Deferral Plan (as described below), payable after service on the board has ended.
Lilly Directors’ Deferral Plan
This plan allows nonemployee directors to defer receipt of all or part of their retainer and meeting fees until after their service on the board has ended. Each director can choose to invest the funds in one or both of two accounts:
•	Deferred Share Account. This account allows the director, in effect, to invest his or her deferred cash compensation in Lilly stock. In addition, the annual award of shares to each director noted above (4,513 shares in 2008) is credited to this account on a pre-set annual date. Funds in this account are credited as hypothetical shares of Lilly stock based on the market price of the stock at the time the compensation would otherwise have been earned. Hypothetical dividends are “reinvested” in additional shares based on the market price of the stock on the date dividends are paid. All shares in the deferred share accounts are hypothetical and are not issued or transferred until the director ends his or her service on the board.
•	Deferred Compensation Account. Funds in this account earn interest each year at a rate of 120 percent of the applicable federal long-term rate, compounded monthly, as established the preceding December by the U.S. Treasury Department under Section 1274 (d) of the Internal Revenue Code. The rate for 2009 is 5.2 percent. The aggregate amount of interest that accrued in 2008 for the participating directors was $148,138, at a rate of 5.5 percent.
     Both accounts may be paid in a lump sum or in annual installments for up to 10 years, beginning the second January following the director’s departure from the board. Amounts in the deferred share account are paid in shares of Lilly stock.

In 2008, we provided the following compensation to directors who are not employees:
Directors’ Compensation

			All Other
	Fees Earned	Stock Awards	Compensation	Total
Name	or Paid in Cash ($)[1]	($)[2]	($)[3]	($)[4]
Current
Sir Winfried Bischoff	$106,000	$145,000	$16,844	$267,844
Mr. Cook	$121,000	$145,000	$29,320	$295,320
Mr. Eskew	$87,333	$145,000	$8,399	$240,732
Dr. Feldstein	$108,000	$145,000	$48,699	$301,699
Mr. Fyrwald	$102,000	$145,000	$13,295	$260,295
Dr. Gilman	$100,000	$145,000	$50,191	$295,191
Ms. Horn	$133,000	$145,000	$33,915	$311,915
Ms. Marram	$106,000	$145,000	$48,173	$299,173
Mr. Oberhelman	$7,667	$0	$16,590	$24,257
Dr. Prendergast	$93,000	$145,000	$20,478	$258,478
Ms. Seifert	$94,000	$145,000	$34,676	$273,676
Retired
Mr. Fisher	$28,667	$0	$1,549	$30,216

[1]	The following directors deferred 2008 cash compensation into their deferred share accounts under the Lilly Directors’ Deferral Plan (further described above):

Name	2008 Cash Deferred	Shares
Current
Mr. Fyrwald	$102,000	2,354
Retired
Mr. Fisher	$14,333	284

[2]	Each nonemployee director, other than Mr. Fisher and Mr. Oberhelman, received an award of stock with a grant date fair value of $145,000 (4,513 shares). This stock award and all prior stock awards are fully vested in that they are not subject to forfeiture; however, the shares are not issued until the director ends his or her service on the board, as further described above under “Lilly Directors’ Deferral Plan.” The table shows the expense recognized by the company for each director’s stock award.

[3]	This column includes amounts donated by the Eli Lilly and Company Foundation, Inc. under its matching gift program, which is generally available to U.S. employees as well as the outside directors. Under this program, the foundation matches 100 percent of charitable donations over $25 made to eligible charities, up to a maximum of $90,000 per year for each individual. The foundation matched the following donations for outside directors in 2008 via payments made directly to the recipient charity: Mr. Cook, $24,500; Mr. Eskew, $5,500; Dr. Feldstein, $27,000; Mr. Fisher, $1,000; Mr. Fyrwald, $10,000; Dr. Gilman, $36,000; Ms. Horn, $8,275; Ms. Marram, $33,000; Mr. Oberhelman, $16,590; and Ms. Seifert, $34,676. This column also includes the following amounts for expenses for the directors’ spouses to travel to and participate in board functions that included spouse participation: Sir Winfried Bischoff, $12,437; Dr. Feldstein, $16,119; Dr. Gilman, $10,376; Ms. Horn, $19,045; Ms. Marram, $10,969; and Dr. Prendergast, $17,382. For all directors except Mr. Fisher, Mr. Oberhelman, and Ms. Seifert, the amounts in this column also include tax reimbursements related to expenses for the directors’ spouses to travel to and participate in board functions that included spouse participation.

[4]	Directors do not participate in a Lilly pension plan or non-equity incentive plan.

Directors’ Outstanding Stock Options

				Outstanding
				Stock Options
Name	Grant Date	Expiration Date	Exercise Price	(Exercisable)
Sir Winfried Bischoff	2/20/2001	2/18/2011	$73.98	2,800
	2/19/2002	2/17/2012	$75.92	2,800
	2/18/2003	2/18/2013	$57.85	2,800
	2/17/2004	2/17/2014	$73.11	2,800
Mr. Cook	—	—	—	0
Mr. Eskew	—	—	—	0
Dr. Feldstein	2/19/2002	2/17/2012	$75.92	2,800
	2/18/2003	2/18/2013	$57.85	2,800
	2/17/2004	2/17/2014	$73.11	2,800
Mr. Fyrwald	—	—	—	0
Dr. Gilman	4/20/2000	4/19/2010	$75.94	2,800
	2/20/2001	2/18/2011	$73.98	2,800
	2/19/2002	2/17/2012	$75.92	2,800
	2/18/2003	2/18/2013	$57.85	2,800
	2/17/2004	2/17/2014	$73.11	2,800
Ms. Horn	4/20/2000	4/19/2010	$75.94	2,800
	2/20/2001	2/18/2011	$73.98	2,800
	2/19/2002	2/17/2012	$75.92	2,800
	2/18/2003	2/18/2013	$57.85	2,800
	2/17/2004	2/17/2014	$73.11	2,800
Ms. Marram	2/18/2003	2/18/2013	$57.85	2,800
	2/17/2004	2/17/2014	$73.11	2,800
Mr. Oberhelman	—	—	—	0
Dr. Prendergast	4/20/2000	4/19/2010	$75.94	2,800
	2/20/2001	2/18/2011	$73.98	2,800
	2/19/2002	2/17/2012	$75.92	2,800
	2/18/2003	2/18/2013	$57.85	2,800
	2/17/2004	2/17/2014	$73.11	2,800
Ms. Seifert	4/20/2000	4/19/2010	$75.94	2,800
	2/20/2001	2/18/2011	$73.98	2,800
	2/19/2002	2/17/2012	$75.92	2,800
	2/18/2003	2/18/2013	$57.85	2,800
	2/17/2004	2/17/2014	$73.11	2,800
Directors and Corporate Governance Committee Matters
Overview
The directors and corporate governance committee recommends candidates for membership on the board and board committees. The committee also oversees matters of corporate governance, director independence, director compensation, and board performance. The committee’s charter is available online at http://investor.lilly.com/governance.cfm or in paper form upon request to the company’s corporate secretary.
     All committee members are independent as defined in the New York Stock Exchange listing requirements.
Director Nomination Process
The board seeks independent directors who represent a mix of backgrounds and experiences that will enhance the quality of the board’s deliberations and decisions. Candidates shall have substantial experience with one or more publicly traded national or multinational companies or shall have achieved a high level of distinction in their chosen fields.
     Board membership should reflect diversity in its broadest sense, including persons diverse in geography, gender, and ethnicity. The board is particularly interested in maintaining a mix that includes the following backgrounds:
•	active or retired chief executive officers and senior executives, particularly those with experience in operations, finance or banking, and marketing or sales
•	international business
•	medicine and science
•	government and public policy
•	health care environment and policy.

     The board delegates the screening process to the directors and corporate governance committee, which receives direct input from other board members. Potential candidates are identified by recommendations from several sources, including:
•	incumbent directors
•	management
•	shareholders
•	an independent executive search firm retained by the committee to assist in locating and screening candidates meeting the board’s selection criteria.
     The committee employs the same process for evaluating all candidates, including those submitted by shareholders. The committee initially evaluates a candidate based on publicly available information and any additional information supplied by the party recommending the candidate. If the candidate appears to satisfy the selection criteria and the committee’s initial evaluation is favorable, the committee, assisted by management or the search firm, gathers additional data on the candidate’s qualifications, availability, probable level of interest, and any potential conflicts of interest. If the committee’s subsequent evaluation continues to be favorable, the candidate is contacted by the chairman of the board and one or more of the independent directors for direct discussions to determine the mutual levels of interest in pursuing the candidacy. If these discussions are favorable, the committee makes a final recommendation to the board to nominate the candidate for election by the shareholders (or to select the candidate to fill a vacancy, as applicable). Mr. Oberhelman, who is standing for election, and Mr. Alvarez, who will serve under interim election beginning April 1, 2009, were referred to the committee by an independent executive search firm.
Process for Submitting Recommendations and Nominations
A shareholder who wishes to recommend a director candidate for evaluation by the committee pursuant to this process should forward the candidate’s name and information about the candidate’s qualifications to the chairman of the directors and corporate governance committee, in care of the corporate secretary, at Lilly Corporate Center, Indianapolis, Indiana 46285. The candidate must meet the selection criteria described above and must be willing and expressly interested in serving on the board.
     Under Section 1.9 of the company’s bylaws, a shareholder who wishes to directly nominate a director candidate at the 2010 annual meeting (i.e., to propose a candidate for election who is not otherwise nominated by the board through the recommendation process described above) must give the company written notice by November 9, 2009. The notice should be addressed to the corporate secretary at Lilly Corporate Center, Indianapolis, Indiana 46285. The notice must contain prescribed information about the candidate and about the shareholder proposing the candidate as described in more detail in Section 1.9 of the bylaws. A copy of the bylaws is available online at http://investor.lilly.com/governance.cfm. The bylaws will also be provided by mail without charge upon request to the corporate secretary.
Audit Committee Matters
Audit Committee Membership
All members of the audit committee are independent as defined in the New York Stock Exchange listing standards applicable to audit committee members. The board of directors has determined that Mr. J. Michael Cook and Mr. Michael L. Eskew are audit committee financial experts, as defined in the rules of the Securities and Exchange Commission.
Audit Committee Report
The audit committee (“we” or “the committee”) reviews the company’s financial reporting process on behalf of the board. Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls and disclosure controls. In this context, we have met and held discussions with management and the independent auditor. Management represented to us that the company’s consolidated financial statements were prepared in accordance with generally accepted accounting principles, and we have reviewed and discussed the audited financial statements and related disclosures with management and the independent auditor, including a review of the significant management judgments underlying the financial statements and disclosures.
     The independent auditor reports to us. We have sole authority to appoint (subject to shareholder ratification) and to terminate the engagement of the independent auditor.
     We have discussed with the independent auditor matters required to be discussed by Statement on Auditing

Standards No. 61 (Communication with Audit Committees), as amended and as adopted by the Public Company Accounting Oversight Board (PCAOB) in Rule 3200T, including the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of the disclosures in the financial statements. In addition, we have received the written disclosures and the letter from the independent auditor required by applicable requirements of the PCAOB regarding communications with the audit committee concerning independence, and have discussed with the independent auditor the auditor’s independence from the company and its management. In concluding that the auditor is independent, we determined, among other things, that the nonaudit services provided by Ernst & Young LLP (as described below) were compatible with its independence. Consistent with the requirements of the Sarbanes-Oxley Act of 2002, we have adopted policies to avoid compromising the independence of the independent auditor, such as prior committee approval of nonaudit services and required audit partner rotation.
     We discussed with the company’s internal and independent auditors the overall scope and plans for their respective audits, including internal control testing under Section 404 of the Sarbanes-Oxley Act. We periodically meet with the internal and independent auditors, with and without management present, and in private sessions with members of senior management (such as the chief financial officer and the chief accounting officer) to discuss the results of their examinations, their evaluations of the company’s internal controls, and the overall quality of the company’s financial reporting. We also periodically meet in executive session.
     In reliance on the reviews and discussions referred to above, we recommended to the board (and the board subsequently approved the recommendation) that the audited financial statements be included in the company’s annual report on Form 10-K for the year ended December 31, 2008, for filing with the Securities and Exchange Commission. We have also appointed the company’s independent auditor, subject to shareholder ratification, for 2009.
Audit Committee
J. Michael Cook, Chair
Michael L. Eskew
Martin S. Feldstein, Ph.D.
Douglas R. Oberhelman
Kathi P. Seifert
Services Performed by the Independent Auditor
The audit committee preapproves all services performed by the independent auditor, in part to assess whether the provision of such services might impair the auditor’s independence. The committee’s policy and procedures are as follows:
•	The committee approves the annual audit services engagement and, if necessary, any changes in terms, conditions, and fees resulting from changes in audit scope, company structure, or other matters. The committee may also preapprove other audit services, which are those services that only the independent auditor reasonably can provide. Since 2004, audit services have included internal controls attestation work under Section 404 of the Sarbanes-Oxley Act.
•	Audit-related services are assurance and related services that are reasonably related to the performance of the audit, and that are traditionally performed by the independent auditor. The committee believes that the provision of these services does not impair the independence of the auditor.
•	Tax services. The committee believes that, in appropriate cases, the independent auditor can provide tax compliance services, tax planning, and tax advice without impairing the auditor’s independence.
•	The committee may approve other services to be provided by the independent auditor if (i) the services are permissible under SEC and PCAOB rules, (ii) the committee believes the provision of the services would not impair the independence of the auditor, and (iii) management believes that the auditor is the best choice to provide the services.
•	Process. At the beginning of each audit year, management requests prior committee approval of the annual audit, statutory audits, and quarterly reviews for the upcoming audit year as well as any other engagements known at that time. Management will also present at that time an estimate of all fees for the upcoming audit year. As specific engagements are identified thereafter, they are brought forward to the committee for approval. To the extent approvals are required between regularly scheduled committee meetings, preapproval authority is delegated to the committee chair.
     For each engagement, management provides the committee with information about the services and fees sufficiently detailed to allow the committee to make an informed judgment about the nature and scope of the services and the potential for the services to impair the independence of the auditor.
     After the end of the audit year, management provides the committee with a summary of the actual fees incurred for the completed audit year.

Independent Auditor Fees
The following table shows the fees incurred for services rendered on a worldwide basis by Ernst & Young LLP, the company’s independent auditor, in 2008 and 2007. All such services were preapproved by the committee in accordance with the preapproval policy.

	2008	2007
	(millions)	(millions)
Audit Fees	$8.0	$7.0
•Annual audit of consolidated and subsidiary financial statements, including Sarbanes-Oxley 404 attestation
•Reviews of quarterly financial statements
•Other services normally provided by the auditor in connection with statutory and regulatory filings

Audit-Related Fees	$0.8	$0.4
•Assurance and related services reasonably related to the performance of the audit or reviews of the financial statements
—2008 and 2007: primarily related to employee benefit plan and other ancillary audits, and due diligence services on acquisitions

Tax Fees	$1.7	$1.4
•2008 and 2007: primarily related to consulting and compliance services

All Other Fees	$0.2	$0.1
•2008 and 2007: primarily related to compliance services outside the U.S.

Total	$10.7	$8.9
Compensation Committee Matters
Scope of Authority
The compensation committee oversees the company’s global compensation philosophy and establishes the compensation of executive officers. The committee also acts as the oversight committee with respect to the company’s deferred compensation plans, management stock plans, and bonus plans covering executives. In overseeing those plans, the committee may delegate authority to company officers for day-to-day plan administration and interpretation, including selecting participants, determining award levels within plan parameters, and approving award documents. However, the committee may not delegate any authority for matters affecting the executive officers.
The Committee’s Processes and Procedures
The committee’s primary processes for establishing and overseeing executive compensation can be found in the “Compensation Discussion and Analysis” section under “The Committee’s Processes and Analyses” on pages 23-24. Additional processes and procedures include:
•	Meetings. The committee meets several times each year (nine times in 2008). Committee agendas are established in consultation with the committee chair and the committee’s independent compensation consultant. The committee meets in executive session after each meeting.

•	Role of Independent Consultant. The committee has retained Frederic W. Cook and his firm, Frederic W. Cook & Co., as its independent compensation consultant to assist the committee in evaluating executive compensation programs and in setting executive officers’ compensation. Mr. Cook reports directly to the committee, and neither he nor his firm is permitted to perform any services for management. The consultant’s duties include the following:
—	Review committee agendas and supporting materials in advance of each meeting and raise questions with the company’s global compensation group and the committee chair as appropriate

—	Review the company’s total compensation philosophy, peer group, and target competitive positioning for reasonableness and appropriateness

—	Review the company’s total executive compensation program and advise the committee of plans or practices that might be changed to better reflect evolving best practices

—	Provide independent analyses and recommendations to the committee on the CEO’s pay

—	Review draft Compensation Discussion and Analysis report and related tables for proxy statement

—	Proactively advise committee on best practices ideas for board governance of executive compensation

—	Undertake special projects at the request of the committee chair.
The consultant interacts directly with members of Lilly management only on matters under the committee’s oversight and with the knowledge and permission of the committee chairperson.

•	Role of Executive Officers and Management. With the oversight of the CEO and the senior vice president of human resources, the company’s global compensation group formulates recommendations on matters of compensation philosophy, plan design, and the specific compensation recommendations for executive officers (other than the CEO as noted below). The CEO gives the committee a performance assessment and compensation recommendation for each of the other named executive officers. Those recommendations are then considered by the committee with the assistance of its compensation consultant. The CEO and the senior vice president of human resources attend committee meetings but are not present for the executive sessions or for any discussion of their own compensation. (Only nonemployee directors and the committee’s consultant attend executive sessions.)
     The CEO does not participate in the formulation or discussion of his pay recommendations and has no prior knowledge of the recommendations that the consultant makes to the committee.
Compensation Committee Interlocks and Insider Participation
None of the compensation committee members:
•	has ever been an officer or employee of the company

•	is or was a participant in a related-person transaction in 2008 (see page 13 for a description of our policy on related-person transactions)

•	is an executive officer of another entity, at which one of our executive officers serves on the board of directors.
Executive Compensation
Compensation Discussion and Analysis
2008 Summary
Executive compensation for 2008 aligned well with the objectives of our compensation philosophy and with our performance, driven by these factors:

Highlights:
•	Strong performance

•	Consistent programs

•	New chair and CEO
•	Strong operating results yield strong incentive compensation payouts. In 2008, Lilly performed in the top tier of its peer group in expected sales and adjusted earnings-per-share growth; this strong top- and bottom-line growth led to cash and equity incentive compensation payouts substantially above target.

•	Cost-effective equity design maintained for 2008. We lowered the overall cost of our equity program in 2007—while maintaining its competitiveness and motivational impact—by eliminating stock options in favor of shareholder value awards and by lowering total equity grant values for most positions. We maintained this program in 2008 with some increases in equity value.

•	A balanced program fosters employee achievement, retention, and engagement. We delivered a balance of salary, performance-based cash and equity incentives, and a strong employee benefit program. Together, these elements reinforced pay-for-performance incentives and encouraged employee retention and engagement.

Mr. Taurel retired as CEO effective March 31, 2008, but remained as chairman of the board and a director through December 31, 2008. His salary and cash bonus were reduced by half for the period of April through December 2008. Dr. Lechleiter was elected CEO effective April 1, 2008, and received increases to his salary and target cash bonus at that time to reflect his increased responsibilities.
Executive Compensation Philosophy
Our success depends on our ability to discover, develop, and market a stream of innovative medicines that address important medical needs. In addition, we must continually improve productivity in all that we do. To achieve these goals, we need to attract, engage, and retain highly talented individuals who are committed to the company’s core values of excellence, integrity, and respect for people. Our compensation and benefit programs are based on these objectives:
•	Compensation should reflect individual and company performance. We link all employees’ pay to individual and company performance.

Executive Compensation Philosophy:
•	Individual performance

•	Company performance

•	Long-term focus

•	Efficient

•	Egalitarian

•	Competitive pay
—	As employees assume greater responsibilities, more of their pay is linked to company performance and shareholder returns.

—	We seek to deliver top-tier compensation given top-tier individual and company performance, but lower-tier compensation where individual performance falls short of expectations and/or company performance lags the industry.
—	We design our programs to be simple and clear, so that employees can easily understand how their efforts affect their pay.

—	We balance the objectives of pay-for-performance and employee retention. Even during downturns in company performance, the programs should continue to motivate and engage successful, high-achieving employees.
•	Compensation should foster a long-term focus. A long-term focus is critical to success in our industry. As employees progress to higher levels of the organization, a greater portion of compensation is tied to our longer-term performance.

•	Compensation should be based on the level of job responsibility. We seek internal pay relativity, meaning that pay differences among jobs should be commensurate with differences in the levels of responsibility and impact of the jobs.

•	Compensation should reflect the marketplace for talent. We aim to remain competitive with the pay of other premier employers with which we compete for talent.

•	Compensation and benefit programs should attract employees who are interested in a career at Lilly. Our employee benefit programs provide a competitive advantage by helping us attract and retain highly talented employees who are looking for the opportunity to build careers.

•	Compensation should be efficient. To deliver superior long-term shareholder returns, we must deliver value to employees in a cost-effective manner.

•	Compensation and benefit programs should be egalitarian. While compensation will always reflect differences in job responsibilities, geographies, and marketplace considerations, the overall structure of compensation and benefit programs should be broadly similar across the organization.
The Committee’s Processes and Analyses
The compensation committee uses several tools to help it structure compensation programs that meet company objectives. Among those are:

Compensation Committee Tools:
•	Company metrics

•	Individual metrics

•	Peer group analysis

•	External advisor
•	Assessment of company performance. The committee uses company performance measures in two ways:
—	In establishing total compensation ranges, the committee compares the performance of Lilly and its peer group with respect to sales, earnings per share, return on assets, return on equity, and total shareholder return. The committee uses this data as a reference point rather than applying a formula.

—	The committee establishes specific company performance measures that determine payouts under the company’s cash and equity formula-based incentive programs.

•	Assessment of individual performance. Individual performance has a strong impact on compensation. The independent directors, under the direction of the presiding director, meet with the CEO in executive session at the beginning of the year to agree upon the CEO’s performance objectives for the year. At the end of the year, the independent directors again meet in executive session to review the performance of the CEO based on his or her achievement of the agreed-upon objectives, contribution to the company’s performance, and other leadership accomplishments. This evaluation is shared with the CEO by the presiding director and is provided to the compensation committee for its consideration in setting the CEO’s compensation.
—	For the other executive officers, the committee receives a performance assessment and compensation recommendation from the CEO and also exercises its judgment based on the board’s interactions with the executive officer. As with the CEO, the executive’s performance evaluation is based on the executive’s achievement of objectives established between the executive and his or her supervisor, the executive’s contribution to the company’s performance, and other leadership attributes and accomplishments.
•	Peer group analysis. The committee compares the company’s programs with a peer group of global pharmaceutical companies: Abbott Laboratories; Amgen Inc.; Bristol-Myers Squibb Company; GlaxoSmithKline plc; Johnson & Johnson; Merck & Co.; Pfizer, Inc.; Schering-Plough Corporation; and Wyeth. Pharmaceutical companies’ needs for scientific and sales and marketing talent are unique to the industry and as such, Lilly must compete with these companies for talent. The committee uses the peer group data in two ways:
—	Overall competitiveness. The committee uses aggregated data as a reference point to ensure that the executive compensation program as a whole is competitive, meaning within the broad middle range of comparative pay of the peer group companies when the company achieves the targeted performance levels. The committee does not target a specific position within the range.
—	Individual competitiveness. The committee compares the overall pay of individual executives, if the jobs are sufficiently similar, to make the comparison meaningful. The individual’s pay is driven primarily by individual and company performance and internal relativity rather than the peer group data; the peer group data is used as a “market check” to ensure that individual pay remains within the broad middle range of peer group pay. The committee does not target a specific position within the range.

The peer group is reviewed for appropriateness at least every three years. The group was reviewed in June 2008, and the new group will be used to assess company performance for purposes of 2009 compensation decisions.

•	CEO compensation. To provide further assurance of independence, the compensation recommendation for the CEO is developed by an independent consultant (Frederic W. Cook and his firm, Frederic W. Cook & Co.) without the input or knowledge of the CEO and with limited support from company staff. The Cook firm prepares analyses showing median CEO compensation among the peer group in terms of base salary, target annual incentive award, most recent equity grant value, and resulting total direct compensation. Mr. Cook develops a range of recommendations for any change in the CEO’s base salary, annual incentive target, equity grant value, and mix. Mr. Cook’s recommendations for target CEO pay take into account the peer competitive pay analysis and, importantly, the position of the CEO in relation to other senior company executives and proposed pay actions for all key employees of the company. The range allows for the committee to exercise its discretion based on the CEO’s individual performance. The CEO has no prior knowledge of the recommendations and takes no part in the recommendations, committee discussions, or decisions.
Executive Compensation for 2008
Overview—Establishment of Overall Pay
In making its pay decisions for 2008, the committee reviewed 2007 company performance data and peer group data as discussed above, and also considered expected competitive trends in executive pay. That review showed:
•	Company performance. In 2007, Lilly performed in the upper tier of the peer group in adjusted earnings per share growth, sales growth, return on assets, and return on equity and in the lower tier in five-year total shareholder return.

•	Pay relative to peer group. Lilly’s total pay to executive officers for 2007 was in the broad middle range.
The committee determined the following:
•	Program elements. The 2008 program consisted of base salary, a cash incentive bonus award, and two forms of performance-based equity grants: performance awards and shareholder value awards (SVAs). Executives also received the company employee benefit package. This program balances the mix of cash and equity compensation, the mix of current and longer-term compensation, the mix of financial and market goals, and the security of foundational benefits in a way that furthers the compensation objectives discussed above.

•	Pay ranges and mix of pay elements. The company generally maintained the same pay ranges and mix of pay elements as in 2007. The committee believes this overall program continues to provide a cost effective delivery of total compensation that:
—	encourages retention and employee engagement by delivering competitive cash and equity components

—	maintains a strong link to company performance and shareholder returns through a balanced equity incentive program without encouraging excessive risk-taking

—	maintains appropriate internal pay relativity

—	provides opportunity for total pay within the broad middle range of expected peer group pay given company performance comparable to that of our peers.
Base Salary
In setting base salaries for 2008, the committee considered the following:

Base Salary Considerations:
•	Corporate budget

•	Individual performance

•	Internal relativity

•	Peer group data
•	The corporate “merit budget,” the company’s overall budget for merit-based salary increases. The corporate merit budget was established based on company performance for 2007, expected performance for 2008, and a reference to general external merit trends. The objective of the merit budget is to allow salary increases to retain, motivate, and reward successful performers while maintaining affordability within the company’s business plan. Individual pay increases can be more or less than the budget amount depending on individual performance, but aggregate increases must stay within the budget. The aggregate merit increases for all executive officers were within the corporate merit budget of four percent.

•	Individual performance. As described above under “The Committee’s Processes and Analyses,” base salary increases were driven largely by individual performance assessments.
—	The independent directors assessed Mr. Taurel’s 2007 performance. They considered the company’s and Mr. Taurel’s accomplishment of objectives that had been established at the beginning of the year and their own subjective assessment of his performance. They noted that under Mr. Taurel’s leadership in 2007, the company:

▪	exceeded its sales and earnings targets;

▪	made significant progress on the transformation agenda, including progressing the tailored therapy strategy;

▪	exceeded its Six Sigma and related productivity goals;

▪	strengthened its public image; and

▪	met or exceeded its targets for research pipeline progress and acquisition of new compounds.
—	Mr. Taurel’s decision to retire as CEO as of April 1, 2008, and as chairman as of December 31, 2008, resulted in the committee’s decision to maintain his annual salary at the 2007 level through March 31, 2008, and then reduce it by one-half for the remainder of 2008.
The committee reviewed similar performance considerations for each of the other named executives.
—	With regard to Dr. Lechleiter, the committee considered his new position as chief executive officer and increased Dr. Lechleiter’s annual salary by 21 percent effective April 1, 2008, to $1,400,000. The committee considered Dr. Lechleiter’s strong leadership in 2007 in driving the company’s operational results and transformational agenda.
—	With regard to Dr. Paul, the committee noted that Lilly Research Laboratories met or exceeded nearly all 2007 pipeline progress goals and implemented several strategic actions to increase flexibility and productivity. The committee increased Dr. Paul’s annual salary by four percent.

—	Mr. Carmine’s annual salary was increased by 79 percent upon his promotion, effective April 1, 2008, to recognize his significantly expanded responsibilities.

—	Mr. Rice’s annual salary was increased 13 percent in recognition of his assumption of increased operational responsibilities, his strong leadership of the financial component, and outstanding contributions to the management of the company.

—	In establishing Mr. Armitage’s annual salary (a five percent increase), the committee noted his leadership in driving a culture of compliance and transparency, shaping intellectual property policy to foster innovation, and implementing effective litigation strategies.
▪	Internal relativity, meaning the relative pay differences between different job levels.

▪	Peer group data specific to certain positions in which the jobs were viewed as comparable in content and importance to the company. We used the peer group data not to target a specific position in range, but instead as a market check for reasonableness and competitiveness. The salaries as determined by the other factors were within the broad middle range of expected competitive pay and, therefore, no further adjustments were necessary for competitiveness.
Cash Incentive Bonuses
The company’s annual cash bonus programs align employees’ goals with the company’s sales and earnings growth objectives for the current year. Cash incentive bonuses for all management employees worldwide, as well as most nonmanagement employees in the U.S., are determined under the Eli Lilly and Company Bonus Plan. Under the plan, the company sets target bonus amounts (a percentage of base salary) for all participants at the beginning of each year. Bonus payouts range from zero to 200 percent of target depending on the company’s financial results relative to predetermined performance measures. At the end of the performance period, the committee has discretion to adjust an award payout downward for executive officers, but not upward, from the amount yielded by the formula.
     The committee considered the following when establishing the 2008 awards:
▪	Bonus targets. Bonus targets (expressed as a percentage of base salary) were based on job responsibilities, internal relativity, and peer group data. Consistent with our compensation objectives, as executives assume greater responsibilities, more of their pay is linked to company performance. For most executive officers, the committee maintained the same bonus targets as 2007; for some, targets were increased due to peer group trends or internal relativity. The committee determined that these targets appropriately reflected internal relativity and would maintain cash compensation within the broad middle range of expected competitive pay given median peer group performance. The 2008 targets for the named executives were as follows:
—	Mr. Taurel – 140 percent (increased from 125 percent to approximate the peer group median)

—	Dr. Lechleiter – 140 percent (100 percent through March 31, 2008)

—	Dr. Paul – 85 percent

—	Mr. Carmine – 85 percent

—	Mr. Rice – 80 percent (increased from 75 percent due to internal relativity)

—	Mr. Armitage – 80 percent (increased from 75 percent due to internal relativity).
▪	Company performance measures. The committee established 2008 company performance measures with a 25 percent weighting on sales growth and a 75 percent weighting on growth in adjusted EPS (reported earnings per share adjusted as described below under “Adjustments for Certain Items”). This mix of performance measures focuses employees appropriately on improving both top-line sales and bottom-line earnings, with special emphasis on earnings in order to tie rewards directly to productivity improvements. The measures are also effective motivators because they are easy for employees to track and understand.

Bonus Weighting:
25% sales growth
75% adjusted EPS growth
Targets:
4% sales growth
8% adjusted EPS growth
     In establishing the 2008 target growth rates, the committee considered the expected 2008 performance of our peer group, based on published investment analyst estimates. The target growth rates of four percent for sales and eight percent for adjusted EPS were slightly above the median expected growth rates for our peer group. These targets are consistent with our compensation objectives because they produce above-target payouts if Lilly outperforms the peer group and below-target payouts if Lilly performance lags the peer group. Payouts were determined by this formula:

(0.25 x sales multiple) + (0.75 x adjusted EPS multiple) = bonus multiple
Bonus multiple X bonus target X base salary earnings = payout
     2008 sales and adjusted EPS multiples are illustrated by these charts:
     2008 pro forma sales growth of 8.7 percent resulted in a sales multiple of 1.475.
     2008 pro forma adjusted EPS growth of 13.6 percent resulted in an adjusted EPS multiple of 1.556.
     Together, the sales multiple and the adjusted EPS multiple yielded a bonus multiple of 1.54.
(0.25 x 1.475) + (0.75 x 1.556) = 1.54 bonus multiple
     See page 29 for a reconciliation of 2008 reported and pro forma sales and adjusted EPS.
Equity Incentives—Total Equity Program
In 2008, we employed two forms of equity incentives granted under the 2002 Lilly Stock Plan: performance awards and shareholder value awards. These incentives ensure that our leaders are properly focused on long-term shareholder value.

Equity Compensation:
•	Performance metrics of growth in adjusted EPS and share price align with shareholder interests

•	Target grant values set based on internal relativity, performance, and peer data

•	2008 target grant values increased
•	Target grant values. For 2008, the committee increased aggregate grant values for most named executives based on internal relativity, performance, and peer group data suggesting that the 2007 grant values were below the broad middle range. In addition, Dr. Lechleiter’s and Mr. Carmine’s targets were increased to reflect their new roles. Consistent with the company’s compensation objectives, individuals at higher levels received a greater proportion of total pay in the form of equity. The committee determined that a 50/50 split for executives between performance awards and shareholder value awards appropriately balances the company financial performance and shareholder equity return incentives of the two programs. Target values for 2008 equity grants for the named executives were as follows:

		Shareholder
Name	Performance Awards	Value Awards
Mr. Taurel	$4,000,000	$4,000,000
Dr. Lechleiter	$3,250,000	$3,250,000
Dr. Paul	$1,500,000	$1,500,000
Mr. Carmine	$1,500,000	$1,500,000
Mr. Rice	$1,200,000	$1,200,000
Mr. Armitage	$855,000	$855,000
Equity Incentives—Performance Awards
Performance awards provide employees with shares of Lilly stock if certain company performance goals are achieved, aligning employees with shareholder interests and providing an ownership stake in the company. The awards are structured as a schedule of shares of Lilly stock based on the company’s achievement of specific adjusted earnings per share (adjusted EPS) levels over specified time periods of one or more years. In 2009, the company will grant both a one-year and a two-year award, as a transition to a two-year performance period for all performance awards granted beginning in 2010. Possible payouts range from zero to 200 percent of the target amount, depending on adjusted EPS growth over the period. No dividends are paid on the awards during the performance period. At the end of the performance period, the committee has discretion to adjust an award payout downward, but not upward, from the amount yielded by the formula. For the 2008 grants, the committee considered the following:

Performance Awards:
•	One-year performance period in 2008

•	Two-year performance period phased in beginning in 2009

•	Payouts must be held one year

•	Target growth (8%) slightly above expected peer group performance

•	Actual growth 13.6%
•	Target grant values. As described above, the committee increased equity awards for most named executives and maintained a 50/50 split between performance awards and SVAs.

•	Company performance measure. The committee established the performance measure as adjusted EPS growth (reported EPS adjusted as described below under “Adjustments for Certain Items”) over a one-year period, with a one-year holding period, thus creating a two-year award. The committee believes adjusted EPS growth is an effective motivator because it is closely linked to shareholder value, is broadly communicated to the public, and is easily understood by employees. The target growth percentage of eight percent was slightly above the median expected adjusted earnings performance of companies in our peer group over a one-year period, based on published investment analyst estimates. Accordingly, consistent with our compensation objectives, Lilly performance exceeding the expected peer-group median would result in above-target payouts, while Lilly performance lagging the expected peer-group median would result in below-target payouts. Payouts were determined according to this schedule:

Adjusted 2008 EPS Growth	Less than 3.00%	3.00-4.99%	5.00-6.99%	7.00-8.99%	9.00-10.99%	11.00-12.99%	13.00-15.99%	16.00% +
Percent of Target	0	50%	75%	100%	125%	150%	175%	200%
     Pro forma adjusted EPS growth of 13.6 percent ($4.02 per share) resulted in a 2008 performance award pay-out at 175 percent of target. See page 29 for a reconciliation of 2008 reported and pro forma adjusted EPS.
Equity Incentives—Shareholder Value Awards
Beginning in 2007, the company implemented a new equity program, the shareholder value award (SVA), which replaced our stock option program. The SVA pays out shares of Lilly stock based on the performance of the company’s stock over a three-year period. No dividends are paid on the awards during the performance period. Payouts range from zero to 140 percent of the target amount, depending on stock price performance over the period. The SVA program delivers equity compensation that is strongly linked to long-term shareholder returns. It is more cost-effective than the stock option program it replaced because the SVA program delivers, at a lower cost to the company, an equity incentive that is equally or more effective in aligning employee interests with long-term shareholder returns. For the 2008 grants, the committee considered the following:

Shareholder Value Awards:
•	Three-year performance period

•	Target is determined by applying an expected three-year rate of return for large-cap companies

•	Payouts must be held one year
•	Target grant size. As described above, the committee increased target grant sizes for most named executives and maintained a 50/50 split between performance awards and SVAs.

•	Company performance measure. The SVA is designed to pay above target if Lilly stock outperforms an expected compounded annual rate of return for large-cap companies and below target if Lilly stock underperforms that rate of return. The expected rate of return used in this calculation was determined considering total return that a reasonable investor would consider appropriate for investing in the stock of a large-cap U.S. company, based on input from external money managers, less Lilly’s current dividend yield. Executive officers receive no payout if the stock price (less three years of dividends at the current rate) does not grow over the three-year performance period—in other words, if total shareholder return for the three-year period is zero or negative.

     The starting price for the 2008 SVAs was $52.71 per share, representing the average of the closing prices of Lilly stock for all trading days in November and December 2007. The ending price to determine payouts will be the average of the closing prices of Lilly stock for all trading days in November and December 2010.
     Payouts of the 2008 grant will be determined by this grid when they are paid out in early 2011:

Ending Stock Price	Less than $46.79	$46.79-$52.39	$52.40-$57.99	$58.00-$61.99	$62.00-$65.99	$66.00-$69.99	$69.99 +
Percent of Target	0	40%	60%	80%	100%	120%	140%
Adjustments for Certain Items
Consistent with past practice, the committee adjusted the results on which 2008 bonuses and performance awards were determined to eliminate the distorting effect of certain unusual income or expense items on year-over-year growth percentages. The adjustments are intended to:
•	align award payments with the underlying growth of the core business
•	avoid volatile, artificial inflation or deflation of awards due to the unusual items in either the award year or the previous (comparator) year

•	eliminate certain counterproductive short-term incentives—for example, incentives to refrain from acquiring new technologies or to defer disposing of underutilized assets or settling legacy legal proceedings in order to protect current bonus payments.
To assure the integrity of the adjustments, the committee establishes adjustment guidelines at the beginning of the year. These guidelines are consistent with the company guidelines for reporting adjusted earnings to the investment community, which are reviewed by the audit committee of the board. The adjustments apply equally to income and expense items and must exceed a materiality threshold. The committee reviews all adjustments and retains “downward discretion”—i.e., discretion to reduce compensation below the amounts that are yielded by the adjustment guidelines.
     For the 2008 awards calculation, the committee made these adjustments to EPS:
•	Both 2007 and 2008: Eliminated the impact of (i) one-time accounting charges for the acquisition of in-process research and development and (ii) significant asset impairments and restructuring charges

•	2007: Eliminated the impact of special charges related to product liability litigation

•	2008: Eliminated the impact of (i) a one-time benefit to income resulting from settlement of a tax audit and (ii) special charges related to the resolution of government investigations of prior sales and marketing practices of the company.
     In addition, to eliminate the distorting effect of the acquisition of ICOS Corporation (completed in late January 2007) on year-over-year growth rates, the committee adjusted sales and EPS for 2007 on a pro forma basis as if the acquisition had been completed at the beginning of 2007. The committee also eliminated the impact on 2008 sales and EPS of the acquisition of ImClone Systems Incorporated (completed in late November 2008).
     The adjustments were intended to align award payments more closely to underlying business growth trends and eliminate volatile swings (up or down) caused by the unusual items. This is demonstrated by the 2006, 2007, and 2008 adjustments:

     Reconciliations of the adjustments to our reported sales and earnings per share are below. The bold numbers were used for calculating growth percentages for the compensation programs.

			% Growth		% Growth
	2008	2007	2008 vs. 2007	2006	2007 vs. 2006

Sales as reported ($ millions)	$20,378.0	$18,633.5	9.4%	$15,691.0	18.8%
Pro forma ICOS adjustment	—	$72.7		$755.2
Pro forma ImClone adjustment	$35.6	—		—

Sales—pro forma adjusted	$20,342.4	$18,706.2	8.7%	$16,446.2	13.7%

EPS as reported	$(1.89)	$2.71	NM	$2.45	10.6%
Eliminate net impact associated with ImClone acquisition	$4.46	—		—
Eliminate charges related to Zyprexa investigations	$1.20	—		—
Eliminate IPR&D charges for acquisitions and in-licensing transactions	$0.10	$0.63		—
Eliminate asset impairments, restructuring and other special charges (including product liability charges)	$0.34	$0.21		$0.73
Eliminate benefit from resolution of IRS audit	$(0.19)	—		—

EPS—adjusted	$4.02	$3.55		$3.18
Pro forma ICOS adjustment	—	$(0.01)		$(0.15)

EPS—pro forma adjusted	$4.02	$3.54	13.6%	$3.03	16.8%

NM—Not meaningful
The bonus paid to all management was based on 13.6 percent growth between the adjusted EPS of $3.54 for 2007 and $4.02 for 2008.
Equity Incentive Grant Mechanics and Timing
The committee approves target grant values for equity incentives prior to the grant date. On the grant date, those values are converted to shares based on:
•	the closing price of Lilly stock on the grant date

•	the same valuation methodology the company uses to determine the accounting expense of the grants under Statement of Financial Accounting Standards (SFAS) 123R.
     The committee’s procedure for timing of equity grants assures that grant timing is not being manipulated for employee gain. The annual equity grant date for all eligible employees is in mid-February. This date is established by the committee well in advance—typically at the committee’s October meeting. The mid-February grant date timing is driven by these considerations:
•	It coincides with the company’s calendar-year-based performance management cycle, allowing supervisors to deliver the equity awards close in time to performance appraisals, which increases the impact of the awards by strengthening the link between pay and performance.

•	It follows the annual earnings release by approximately two weeks, so that the stock price at that time can reasonably be expected to fairly represent the market’s collective view of our then-current results and prospects.
     Grants to new hires and other off-cycle grants are effective on the first trading day of the following month.

Employee and Post-Employment Benefits
The company offers core employee benefits coverage in order to:
•	provide our global workforce with a reasonable level of financial support in the event of illness or injury

•	enhance productivity and job satisfaction through programs that focus on work/life balance.
     The benefits available are the same for all U.S. employees and include medical and dental coverage, disability insurance, and life insurance.
     In addition, the Lilly 401(k) Plan and the Lilly Retirement Plan provide a reasonable level of retirement income reflecting employees’ careers with the company. U.S. employees are eligible to participate in these plans. To the extent that any employee’s retirement benefit exceeds IRS limits for amounts that can be paid through a qualified plan, Lilly also offers a nonqualified pension plan and a nonqualified savings plan. These plans provide only the difference between the calculated benefits and the IRS limits, and the formula is the same for all U.S. employees.
     The cost of both employee and post-employment benefits is partially borne by the employee, including each executive officer.
Perquisites
The company provides very limited perquisites to executive officers. The company aircraft is made available for the personal use of Dr. Lechleiter, where the committee believes the security and efficiency benefits to the company clearly outweigh the expense. The company aircraft was similarly made available to Mr. Taurel prior to his retirement and is also made available to other executive officers for the more limited purpose of travel to outside board meetings. In addition, depending on seat availability, family members of executive officers may travel on the company aircraft to accompany executives who are traveling on business. There is no incremental cost to the company for these trips.
     Mr. Taurel’s primary use of corporate aircraft for personal flights in 2008 was to attend outside board meetings for the two public companies at which he serves as an independent director. The committee believes that Mr. Taurel’s service on these boards, and his ability to conduct Lilly business while traveling to board meetings, provided clear benefits to the company. Mr. Taurel entered into a time-share arrangement (now ended) for use of corporate aircraft under which he paid the company a lease fee for personal use, other than for attending outside board meetings. This amount offset part of the company’s incremental cost of providing the aircraft. Dr. Lechleiter had minimal use of the corporate aircraft for personal flights during 2008. Mr. Rice’s personal use of the aircraft was limited to travel to outside board meetings.
Deferred Compensation Program
Executives may defer receipt of part or all of their cash compensation under the company’s deferred compensation program. The program allows executives to save for retirement in a tax-effective way at minimal cost to the company. Under this unfunded program, amounts deferred by the executive are credited at an interest rate of 120 percent of the applicable federal long-term rate, as described in more detail following the Nonqualified Deferred Compensation in 2008 table on page 40.
Severance Benefits
Except in the case of a change in control of the company, the company is not obligated to pay severance to named executive officers upon termination of their employment.
     The company has adopted a change-in-control severance pay program for nearly all employees of the company, including the executive officers. The program is intended to preserve employee morale and productivity and encourage retention in the face of the disruptive impact of an actual or rumored change in control of the company. In addition, for executives, the program is intended to align executive and shareholder interests by enabling executives to consider corporate transactions that are in the best interests of the shareholders and other constituents of the company without undue concern over whether the transactions may jeopardize the executives’ own employment. Because this program is guided by different objectives than the regular compensation program, decisions made under this program do not affect the regular compensation program.
     Although there are some differences in benefit levels depending on the employee’s job level and seniority, the basic elements of the program are comparable for all employees:
•	Double trigger. Unlike “single trigger” plans that pay out immediately upon a change in control, the Lilly program generally requires a “double trigger”—a change in control followed by an involuntary loss of employment within two years thereafter. This is consistent with the purpose of the program, which is to provide employees with a guaranteed level of financial protection upon loss of employment. A partial exception is made for performance awards, a portion of which would be paid out upon a change in control, based on time worked up to the change in control and the target or forecasted payout level at the time of the change in control. The committee believes this partial payment is appropriate because of the difficulties in converting the Lilly EPS targets into an award based on the surviving company’s EPS. Likewise, if Lilly is not the surviving entity, a portion of the shareholder value awards is paid out, based on time worked up to the change in control and the merger price for Lilly stock.

•	Covered terminations. Employees are eligible for payments if, within two years of the change in control, their employment is terminated (i) without cause by the company or (ii) for good reason by the employee, each as is defined in the program.
See pages 41-43 for a more detailed discussion, including a discussion of what constitutes a change in control.

•	Two-year protections. Employees who suffer a covered termination receive up to two years of pay and benefit protection. The purpose of these provisions is to assure employees a reasonable period of protection of their income and core employee benefits upon which they depend for financial security.

Change In Control Severance:
•	All-employee plan

•	Double trigger

•	Two-year protection period
—	Severance payment. Eligible terminated employees would receive a severance payment ranging from six months’ to two years’ base salary. Executives are all eligible for two years’ base salary plus cash bonus (with bonus established as the higher of the then-current year’s target bonus or the last bonus paid prior to the change in control).

—	Benefit continuation. Basic employee benefits such as health and life insurance would be continued for up to two years following termination of employment. All executives, including named executive officers, are entitled to two years’ benefit continuation. This period will be reduced to 18 months beginning in 2010.

—	Pension supplement. Under the portion of the program covering executives, a terminated employee would be entitled to a supplement of two years of age credit and two years of service credit for purposes of calculating eligibility and benefit levels under the company’s defined benefit pension plan. This benefit will be eliminated beginning in 2010.

•	Accelerated vesting of equity awards. Any unvested equity awards at the time of termination of employment would become vested.

•	Excise tax. In some circumstances, the payments or other benefits received by the employee in connection with a change in control may exceed certain limits established under Section 280G of the Internal Revenue Code. The employee would then be subject to an excise tax on top of normal federal income tax. Because of the way the excise tax is calculated, it can impose a large burden on some employees while similarly compensated employees will not be subject to the tax. The costs of this excise tax—but not the regular income tax—would be borne by the company. To avoid triggering the excise tax, payments that would otherwise be due under the program that are up to three percent over the IRS limit will be cut back to the IRS limit. Effective in 2010, this cutback threshold will be raised to five percent above the IRS limit.
Share Ownership and Retention Guidelines; Hedging Prohibition
Share ownership and retention guidelines help to foster a focus on long-term growth. The committee has adopted a guideline requiring the CEO to own Lilly stock valued at least five times his or her annual base salary, and other executive officers to own at least three times their annual base salary. A phase-in of up to five years is provided for newly hired or promoted executive officers. Individual shareholding requirements were set at the beginning of 2008, and will be reset for each individual periodically or when their job changes significantly. Lilly executives have a long history of maintaining extensive holdings in Lilly stock, and all executive officers already meet or exceed the guideline, or in the case of new executive officers, are on track to meet or exceed the guideline within the phase-in period. As of his retirement, Mr. Taurel held shares valued at 50 times his salary and Dr. Lechleiter currently holds shares valued, as of year-end 2008, at seven times his salary.
     Executive officers are required to retain all shares received from the company equity programs, net of acquisition costs and taxes, for at least one year. In addition, any executive officer who does not meet the stock ownership guideline must retain all net shares until the requisite ownership level is achieved.
     Employees are not permitted to hedge their economic exposures to the Lilly stock that they own through short sales or derivative transactions.
Tax Deductibility Cap on Executive Compensation
U.S. federal income tax law prohibits the company from taking a tax deduction for certain compensation paid in excess of $1,000,000 to certain executive officers. However, performance-based compensation is fully deductible if the programs are approved by shareholders and meet other requirements. Our policy is to qualify our incentive compensation programs for full corporate deductibility to the extent feasible and consistent with our overall compensation objectives.

     We have taken steps to qualify cash bonus compensation, performance awards, and SVAs for full deductibility as “performance-based compensation.” The committee may make payments that are not fully deductible if, in its judgment, such payments are necessary to achieve the company’s compensation objectives and to protect shareholder interests. For 2008, the non-deductible compensation under this law for Dr. Lechleiter was essentially equal to the portion of his base salary that exceeded $1,000,000 as shown in the Summary Compensation Table. Mr. Taurel’s non-deductible compensation was approximately the amount listed under “All Other Compensation” in the Summary Compensation Table.
Executive Compensation Recovery Policy
Any incentive awards, including SVAs, are subject to forfeiture prior to payment for termination of employment or disciplinary reasons. In addition, the committee has adopted an executive compensation recovery policy applicable to executive officers. Under this policy, the company may recover incentive compensation (cash or equity) that was based on achievement of financial results that were subsequently the subject of a restatement if an executive officer engaged in intentional misconduct that caused or partially caused the need for the restatement and the effect of the wrongdoing was to increase the amount of bonus or incentive compensation. The committee and management have implemented a three-pronged approach to minimizing the risk of compensation programs encouraging misconduct or undue risk-taking. First, incentive programs are designed using a diversity of meaningful financial metrics (growth in total shareholder return, measured over three years, net sales, and EPS, measured over one and two years), thus providing a balanced approach between short- and long-term performance. The committee reviews incentive programs each year against the objectives of the programs and makes changes as necessary. Second, management has implemented effective controls that minimize unintended and willful reporting errors. Third, if despite these actions an executive officer’s fraudulent conduct leads to “ill-gotten gains” due to misstated financial results, the committee will “claw back” the portion of a bonus or performance award attributed to the misstatement. The committee does not believe it is practical to apply a specific claw-back policy to the shareholder value award since it is very difficult to isolate the amount, if any, by which the stock price benefited from misstated earnings over the three-year performance period. In this case, the committee has the authority to exercise negative discretion to reduce or withhold payouts.
Compensation Committee Report
The compensation committee (“we” or “the committee”) evaluates and establishes compensation for executive officers and oversees the deferred compensation plan, the company’s management stock plans, and other management incentive, benefit, and perquisite programs. Management has the primary responsibility for the company’s financial statements and reporting process, including the disclosure of executive compensation. With this in mind, we have reviewed and discussed with management the “Compensation Discussion and Analysis” found on pages 22-32 of this proxy statement. The committee is satisfied that the “Compensation Discussion and Analysis” fairly and completely represents the philosophy, intent, and actions of the committee with regard to executive compensation. We recommended to the board of directors that the “Compensation Discussion and Analysis” be included in this proxy statement for filing with the Securities and Exchange Commission.
Compensation Committee
Karen N. Horn, Ph.D., Chair
Michael L. Eskew
J. Erik Fyrwald
Ellen R. Marram

Summary Compensation Table 1

					Non-Equity
			Stock	Option	Incentive Plan	Change in	All Other	Total
Name and Principal		Salary	Awards	Awards	Compensation	Pension Value	Compensation	Compensation
Position	Year	($)	($)[2]	($)[2]	($)[3]	($)[4]	($)[5]	($)
Sidney Taurel	2008	$1,080,313	$8,353,333	$0	$2,329,154	$456,787	$839,428	$13,059,014
Chairman Emeritus	2007	$1,717,417	$6,443,000	$600,000	$4,035,929	$0	$215,044	$13,011,390
	2006	$1,650,333	$5,400,000	$3,805,333	$2,764,308	$1,417,434	$192,409	$15,229,817
John C. Lechleiter, Ph.D.	2008	$1,339,125	$6,621,333	$0	$2,709,053	$2,221,597	$87,107	$12,978,215
Chairman, President, and Chief	2007	$1,149,083	$4,641,000	$390,000	$2,160,277	$921,394	$70,761	$9,332,515
Executive Officer	2006	$1,112,000	$3,510,000	$3,967,976	$1,490,080	$1,156,247	$68,790	$11,305,093
Steven M. Paul, M.D.	2008	$1,000,250	$3,194,250	$0	$1,309,327	$997,863	$18,372	$6,520,062
Executive Vice President,	2007	$960,333	$2,852,671	$200,000	$1,534,613	$396,687	$13,500	$5,957,804
Science and Technology	2006	$916,167	$1,864,460	$1,240,000	$1,043,514	$607,463	$55,789	$5,727,393
Bryce D. Carmine	2008	$783,113	$2,958,333	$0	$1,006,135	$1,158,720	$55,789	$5,962,090
Executive Vice President, Global Marketing and Sales
Derica W. Rice	2008	$834,117	$2,485,000	$318,133	$1,027,632	$455,226	$86,034	$5,206,142
Senior Vice President and	2007	$747,583	$1,995,000	$473,675	$1,054,093	$194,469	$78,787	$4,543,607
Chief Financial Officer	2006	$615,000	$675,000	$590,928	$580,466	$168,627	$37,722	$2,667,743
Robert A. Armitage	2008	$778,767	$1,852,500	$375,000	$959,441	$439,374	$53,138	$4,458,219
Senior Vice President and	2007	$741,667	$1,995,000	$716,400	$1,045,750	$232,697	$45,551	$4,777,065
General Counsel	2006	$701,657	$1,394,053	$1,339,911	$705,165	$231,862	$42,691	$4,415,339

[1]	No bonus was paid to a named executive officer except as part of a non-equity incentive plan.

[2]	A discussion of the assumptions used in calculating these values may be found in Note 8 to our 2008 audited financial statements on pages 50–52 of our annual report. No stock options were granted in 2008. Outstanding options are expensed at a faster rate for individuals who are eligible to retire. As a result, Mr. Armitage’s options were expensed entirely during 2008, and only Mr. Rice’s outstanding options are still being expensed.

[3]	Payments for 2008 performance were made in March 2009 under the Eli Lilly and Company Bonus Plan.

[4]	The amounts in this column are the change in pension value for each individual. No named executive officer received preferential or above-market earnings on deferred compensation.

[5]	The table below shows the components of this column for 2006 through 2008, which include the company match for each individual’s savings plan contributions, tax reimbursements, and perquisites.

		Savings	Tax					Total “All Other
Name	Year	Plan Match	Reimbursements[1]		Perquisites[2]	Other		Compensation”
Mr. Taurel	2008	$64,819	$752,768	[3]	$21,840	$0		$839,428
	2007	$103,045	$2,731		$109,268	$0		$215,044
	2006	$99,020	$1,382		$92,007	$0		$192,409
Dr. Lechleiter	2008	$80,348	$6,759		$0	$0		$87,107
	2007	$68,945	$1,816		$0	$0		$70,761
	2006	$66,720	$2,070		$0	$0		$68,790
Dr. Paul	2008	$13,800	$4,572		$0	$0		$18,372
	2007	$13,500	$0		$0	$0		$13,500
	2006	$54,970	$819		$0	$0		$55,789
Mr. Carmine	2008	$46,987	$6,510		$0	$0		$53,497
Mr. Rice	2008	$50,047	$6,246		$29,741	$0		$86,034
	2007	$44,855	$15,030	[4]	$0	$18,902	[5]	$78,787
	2006	$36,900	$822		$0	$0		$37,722
Mr. Armitage	2008	$46,726	$6,412		$0	$0		$53,138
	2007	$44,500	$1,051		$0	$0		$45,551
	2006	$42,099	$592		$0	$0		$42,691

[1]	Tax reimbursements for expenses for each executive’s spouse to attend certain company functions involving spouse participation. For Mr. Taurel and Mr. Rice, these amounts include income imputed for use of the corporate aircraft to attend outside board meetings.

[2]	These amounts include the incremental cost to the company of use of the corporate aircraft to attend outside board meetings and, for Mr. Taurels, one personal trip in 2007, offset by Mr. Taurel’s reimbursement under the time-share agreement. The incremental cost of Mr. Taurel’s use of the corporate aircraft was $10,218 in 2008, $107,105 in 2007 and $91,069 in 2006. Mr. Rice’s use of the corporate aircraft was $25,839 in 2008. The amounts in this column also include Mrs. Taurel’s and Mrs. Nelson-Rice’s expenses to attend board functions that included spouse participation. In addition, Mr. Taurel’s family members have occasionally accompanied him on business trips, at no incremental cost to the company. We calculate the incremental cost to the company of any personal use of the corporate aircraft based on the cost of fuel, trip-related maintenance, crew travel expenses, on-board catering, landing fees, trip-related hangar and parking costs, and smaller variable costs, offset by any time-share lease payments by the executive. Since the company-owned aircraft are used primarily for business travel, we do not include the fixed costs that do not change based on usage, such as pilots’ salaries, the purchase costs of the company-owned aircraft and the cost of maintenance not related to trips.

[3]	This amount includes tax payments and related reimbursements totaling $720,360 related to the FICA tax payment made by the company for Mr. Taurel on benefits he accrued under the company’s nonqualified pension plan. All participants in the nonqualified pension plan are eligible for this one-time reimbursement upon retirement. Payments are made directly to the IRS, not to the employee.

[4]	For Mr. Rice, this amount includes $13,051 in tax reimbursements in 2007 for the payment described in footnote 5 below.

[5]	Reimbursement for an over-withholding of taxes by the company in a prior year when Mr. Rice was on an overseas assignment.
     We have no employment agreements with our named executive officers. See, however, the description of additional years of service that may be credited to certain named executive officers (page 39).
Grants of Plan-Based Awards During 2008
     The compensation plans under which the grants in the following table were made are generally described in the “Compensation Discussion and Analysis”, beginning on page 22, and include the Eli Lilly and Company Bonus Plan, a non-equity incentive plan, and the 2002 Lilly Stock Plan, which provides for performance awards, shareholder value awards, stock options, restricted stock grants, and stock units.

				Estimated Possible Payouts			Estimated Possible and Future			All Other
				Under Non-Equity			Payouts Under Equity			Option
				Incentive Plan Awards[1]			Incentive Plan Awards[2]			Awards: Number	Grant Date
			Compensation							of Securities	Fair Value
			Committee	Threshold	Target	Maximum	Threshold	Target	Maximum	Underlying	of Equity
Name	Grant Date		Action Date	($)	($)	($)	(# shares)	(# shares)	(# shares)	Options[3]	Shares
Mr. Taurel	—		—	$226,866	$1,512,438	$3,024,875
	2/7/2008	[4]	12/17/2007				39,047	78,094	156,189		$4,000,000
	2/7/2008	[5]	12/17/2007				42,542	106,355	148,897		$4,000,000
										0
Dr. Lechleiter	—		—	$263,869	$1,759,125	$3,518,250
	2/7/2008	[4]	12/17/2007				31,726	63,452	126,904		$3,250,000
	2/7/2008	[5]	12/17/2007				34,565	86,414	120,980		$3,250,000
										0
Dr. Paul	—		—	$127,532	$850,213	$1,700,425
	2/7/2008	[4]	12/17/2007				14,643	29,285	58,571		$1,500,000
	2/7/2008	[5]	12/17/2007				15,953	39,884	55,838		$1,500,000
										0
Mr. Carmine	—		—	$98,000	$653,334	$1,306,669
	2/7/2008	[4]	12/17/2007				14,643	29,285	58,571		$1,500,000
	2/7/2008	[5]	12/17/2007				15,953	39,884	55,838		$1,500,000
										0
Mr. Rice	—		—	$100,094	$667,293	$1,334,587
	2/7/2008	[4]	12/17/2007				11,714	23,428	46,857		$1,200,000
	2/7/2008	[5]	12/17/2007				12,762	31,907	44,670		$1,200,000
										0
Mr. Armitage	—		—	$93,452	$623,013	$1,246,027
	2/7/2008	[4]	12/17/2007				8,346	16,693	33,385		$855,000
	2/7/2008	[5]	12/17/2007				9,093	22,734	31,828		$855,000
										0

[1]	These columns show the threshold, target, and maximum payouts for 2008 performance under the Eli Lilly and Company Bonus Plan. As described in the section titled “Cash Incentive Bonuses” in the “Compensation Discussion and Analysis,” bonus payouts range from zero to 200 percent of target. The 2009 bonus payment for 2008 performance has been made based on the metrics described, at 154 percent of target, and is shown in the Summary Compensation Table in the column titled “Non-Equity Incentive Plan Compensation.”

[2]	These columns show the range of payouts targeted for 2008 performance under the 2002 Lilly Stock Plan as described in the sections titled “Equity Incentives—Performance Awards” and “Equity Incentives—Shareholder Value Awards” in the “Compensation Discussion and Analysis.”

[3]	No stock options were granted to named executive officers in 2008.

[4]	These rows show performance award grants. The dollar amount recognized as expense by the company for these performance awards is shown in the Summary Compensation Table in the column titled “Stock Awards” and their valuation assumptions are referenced in footnote 2 to that table. Performance award payouts range from zero to 200 percent of target. The 2008 performance award payout was made in January 2009 and is shown in more detail below.

[5]	These rows show SVA grants. SVA payouts range from zero to 140 percent of target. The payout for the 2008 shareholder value award will be determined in January 2011.
     Our performance awards granted in 2008 paid out in January 2009, and the named executive officers received the following shares or restricted share units:

	Performance	Value on
Name	Awards	December 31, 2008
Mr. Taurel	136,665	$5,503,514
Dr. Lechleiter	111,041	$4,471,605
Dr. Paul	51,249	$2,063,797
Mr. Carmine	51,249	$2,063,797
Mr. Rice	40,999	$1,651,030
Mr. Armitage	29,213	$1,176,408
     For 2008 performance, payouts were 175 percent of target. In order to receive a performance award payout, a participant must have remained employed with the company through December 31, 2008 (except in the case of death, disability, or retirement). In addition, an executive who was an executive officer at the time of grant and at the time of payout received payment in restricted share units.
Non-preferential dividends are accrued during the one-year restriction period and paid upon vesting. Each executive was awarded the share units identified above, and the units will remain restricted (and subject to forfeiture if the executive resigns) until February 2010, at which time the units will be paid out in the form of shares. Mr. Taurel’s shares vested upon his retirement from the company on December 31, 2008.
     Our shareholder value awards granted in 2008 will pay out at the end of the three-year performance period according to the grid shown on page 28 of the “Compensation Discussion and Analysis.”

Outstanding Equity Awards at December 31, 2008

	Option Awards				Stock Awards
										Equity
								Equity		Incentive
								Incentive		Plan Awards:
								Plan Awards:		Market or
								Number of		Payout Value
					Number of			Unearned		of Unearned
	Number of	Number of			Shares		Market Value	Shares, Units,		Shares, Units,
	Securities	Securities			or Units of		of Shares or	or Other		or Other
	Underlying	Underlying	Option		Stock That		Units	Rights That		Rights That
	Unexercised	Unexercised	Exercise	Option	Have Not		of Stock That	Have Not		Have Not
	Options (#)[1]	Options (#)[1]	Price	Expiration	Vested		Have Not Vested	Vested		Vested
Name	Exercisable	Unexercisable	($)	Date	(#)[2]		($)[2]	(#)		($)
Mr. Taurel								106,355	[3]	$4,282,916
								68,426	[4]	$2,755,515
					136,665	[5]	$5,503,514
	216,867		$56.18	12/31/2013
	255,621		$55.65	12/31/2013
	400,000		$73.11	12/31/2013
	350,000		$57.85	2/15/2013
	350,000 [7]		$75.92	2/17/2012
	175,000		$79.28	10/4/2011
	350,000		$88.41	12/17/2010
	350,000		$66.38	10/16/2009
Dr. Lechleiter								86,414	[3]	$3,479,892
								44,477	[4]	$1,791,089
					111,041	[5]	$4,471,605
					73,354	[6]	$2,953,966
		140,964	$56.18	2/9/2016
	127,811		$55.65	2/10/2015
	200,000		$73.11	2/14/2014
	120,000		$57.85	2/15/2013
	120,000 [8]		$75.92	2/17/2012
	60,000		$79.28	10/4/2011
	10,000		$88.41	12/17/2010
	100,000		$88.41	12/17/2010
	80,000		$66.38	10/16/2009
Dr. Paul								39,884	[3]	$1,606,129
								26,834	[4]	$1,080,605
					51,249	[5]	$2,063,797
					5,000	[9]	$201,350
					44,256	[6]	$1,782,189
		72,289	$56.18	2/9/2016
	85,207		$55.65	2/10/2015
	120,000		$73.11	2/14/2014
	50,000		$57.85	2/15/2013
	46,000		$75.92	2/17/2012
	23,000		$79.28	10/4/2011
	75,900		$73.98	2/18/2011
	25,000 [10]		$88.41	12/17/2010
	25,000 [10]		$88.41	12/17/2010
		50,000 [10]	$88.41	12/17/2010
	46,000		$66.38	10/16/2009
Mr. Carmine								39,884	[3]	$1,606,129
								10,320	[4]	$415,586
					51,249	[5]	$2,063,797
		37,651	$56.18	2/9/2016
	42,604		$55.65	2/10/2015
	55,000		$73.11	2/14/2014
	57,000		$57.85	2/15/2013
	50,000		$75.92	2/17/2012
	23,000		$79.28	10/4/2011
	50,600		$73.98	2/18/2011
	46,000		$66.38	10/16/2009
Mr. Rice								31,907	[3]	$1,284,895
								19,119	[4]	$769,922
					40,999	[5]	$1,651,030
					31,532	[6]	$1,269,794
		30,000	$52.54	4/29/2016
		27,108	$56.18	2/9/2016
	23,077		$55.65	2/10/2015
	25,000		$73.11	2/14/2014
	11,200		$57.85	2/15/2013
	10,000		$75.92	2/17/2012
	5,000		$79.28	10/4/2011
	12,000		$73.98	2/18/2011
	10,000		$66.38	10/16/2009
Mr. Armitage								22,734	[3]	$915,498
								19,119	[4]	$769,922
					29,213	[5]	$1,176,408
					31,532	[6]	$1,269,794
		54,217	$56.18	2/9/2016
	53,254		$55.65	2/10/2015
	80,000		$73.11	2/14/2014
	80,000		$57.85	2/15/2013
	23,800		$75.92	2/17/2012
	7,000		$79.28	10/4/2011
	23,100		$73.98	2/18/2011
	14,000		$66.38	10/16/2009

[1]	The vesting date of each option is listed in the table below by expiration date. Mr. Taurel’s options all vested upon his retirement and they will expire on the earlier of the expiration date listed below or December 31, 2013:

Expiration Date	Vesting Date	Expiration Date	Vesting Date
04/29/2016	05/01/2009	02/17/2012	02/18/2005
02/09/2016	02/10/2009	10/04/2011	10/03/2003
02/10/2015	02/11/2008	02/18/2011	02/20/2004
02/14/2014	02/19/2007	12/17/2010	12/18/2003
02/15/2013	02/17/2006	10/16/2009	10/18/2002

[2]	These two columns show performance award shares paid in restricted shares or share units with a holding period of one year. This award paid out in 2008 for 2007 performance. The restricted stock shares pay dividends during the restriction period, but the dividends are not preferential.

[3]	Shares granted under the company’s Shareholder Value Award plan that will vest December 31, 2010. The number of shares reported in the table reflects the target payout amount, which will be made if the average stock price in November and December 2010 is between $62.00 and $65.99. Actual payouts may vary from zero to 140 percent of target. Had the performance period ended at year end 2008, the payout would have been zero percent of target. Mr. Taurel will receive one third of his payout amount, reflecting his retirement after the first year of the three-year performance period.

[4]	Shares granted under the company’s Shareholder Value Award plan that will vest December 31, 2009. The number of shares reported in the table reflects the target payout amount, which will be made if the average stock price in November and December 2009 is between $63.00 and $66.99. Actual payouts may vary from zero to 140 percent of target. Had the performance period ended at year end 2008, the payout would have been zero percent of target. Mr. Taurel will receive two thirds of his payout amount, reflecting his retirement after the second year of the three-year performance period.

[5]	Share units granted under the company’s Performance Award plan paid out in January 2009 for 2008 performance. These shares will vest in February 2010. Mr.Taurel’s shares vested upon his retirement.

[6]	Shares granted under the company’s Performance Award plan paid out in January 2008 for 2007 performance. These shares vested in February 2009.

[7]	Mr. Taurel transferred 348,683 shares of this option to a trust for the benefit of his children, and these shares vested on April 30, 2002. 149,172 shares of this option are held in trust for the benefit of Mr. Taurel’s children, and the remainder have been transferred back to Mr. Taurel.

[8]	Dr. Lechleiter transferred 118,683 shares of this option to a trust for the benefit of his children, and these shares vested on April 30, 2002. 50,734 shares of this option are held in trust for the benefit of Dr. Lechleiter’s children, and the remainder have been transferred back to Dr. Lechleiter.

[9]	These shares will vest on December 20, 2010.

[10]	These options were granted outside of the normal annual cycle and vest in three installments, as follows: 25 percent on December 19, 2005; 25 percent on December 18, 2008; and 50 percent on November 2, 2009.
Options Exercised and Stock Vested in 2008

	Option Awards		Stock Awards[2]
	Number of Shares Acquired	Value Realized	Number of Shares Acquired	Value Realized
Name	on Exercise (#)	on Exercise ($)[1]	on Vesting (#)	on Vesting ($)
Mr. Taurel	0	$0	100,000	$3,967,000
			96,120	$4,952,102
Dr. Lechleiter	0	$0	62,478	$3,218,867
Dr. Paul	0	$0	32,040	$1,650,701
Mr. Carmine	0	$0	9,796	$994,098
Mr. Rice	0	$0	0	$0
Mr. Armitage	0	$0	24,030	$1,238,026

[1]	Amounts reflect the difference between the exercise price of the option and the market price at the time of exercise.

[2]	Amounts reflect the market value of the stock on the day the stock vested. These shares represent performance awards issued in January 2007 for company performance in 2006, which were subject to forfeiture for one year following issuance. For Mr. Taurel, these amounts also include a performance award issued in January 2008 for company performance in 2007, which vested upon his retirement.
Retirement Benefits
We maintain two programs to provide retirement income to all eligible U.S. employees, including executive officers:
•	The Lilly Employee 401(k) Plan, a defined contribution plan qualified under Sections 401(a) and 401(k) of the Internal Revenue Code. Eligible employees may elect to contribute a portion of their salary to the plan, and the company provides matching contributions on the employees’ contributions up to six percent of base salary. The matching contributions are in the form of Lilly stock. The employee contributions, company contributions, and earnings thereon are paid out in accordance with elections made by the participant. See the Summary Compensation Table on page 33 for information about company contributions to the named executive officers.
•	The Lilly Retirement Plan (the retirement plan), a tax-qualified defined benefit plan that provides monthly retirement benefits to eligible employees. See the Summary Compensation Table on page 33 for additional information about the value of these pension benefits.
     Section 415 of the Internal Revenue Code generally places a limit on the amount of annual pension that can be paid from a tax-qualified plan ($185,000 in 2008) as well as on the amount of annual earnings that can be used to calculate a pension benefit ($230,000 in 2008). However, since 1975 the company has maintained a non-tax-qualified pension plan that pays eligible employees the difference between the amount payable under the tax-qualified plan and the amount they would have received without the qualified plan’s limit. The nonqualified pension plan is unfunded and subject to forfeiture in the event of bankruptcy.
     The following table shows benefits that named executive officers are entitled to under the retirement plan.
Pension Benefits in 2008

		Number of Years of	Present Value of	Payments During
Name	Plan	Credited Service	Accumulated Benefit ($)[1]	Last Fiscal Year ($)
Mr. Taurel	tax-qualified plan	36	$1,164,665
	nonqualified plan	36	$29,699,031
	total		$30,863,696	$0
Dr. Lechleiter [2]	tax-qualified plan	29	$820,109
	nonqualified plan	29	$8,699,133
	total		$9,519,242	$0
Dr. Paul [3]	tax-qualified plan	16	$289,080
	nonqualified plan	16	$3,998,445
	total		$4,287,525	$0
Mr. Carmine [4]	tax-qualified plan	33	$1,159,841
	nonqualified plan	33	$4,413,493
	total		$5,573,334	$0
Mr. Rice	tax-qualified plan	19	$259,527
	nonqualified plan	19	$999,084
	total		$1,258,611	$0
Mr. Armitage [5]	tax-qualified plan	10	$2,201,713
	nonqualified plan	10	$1,198,148
	total		$3,399,861	$0

[1]	The calculation of present value of accumulated benefit assumes a discount rate of 6.9 percent, mortality RP 2000CH (post-retirement decrement only), and joint and survivor benefit of 25 percent.

[2]	Dr. Lechleiter is currently eligible for early retirement. He qualifies for approximately eight percent less than his full retirement benefit. Early retirement benefits are further described below.

[3]	Dr. Paul is currently eligible for early retirement. He qualifies for approximately 20 percent less than his full retirement benefit. Dr. Paul’s potential additional service credit, described below, increased the present value of his nonqualified pension benefit shown above by $1,531,259.

[4]	Mr. Carmine is currently eligible for full retirement benefits.

[5]	Mr. Armitage is currently eligible for early retirement. His additional service credit, described below, does not change the present value of his nonqualified pension benefit, which is approximately five percent less than his full retirement benefit.

     The retirement plan benefits shown in the table are net present values. The benefits are not payable as a lump sum; they are generally paid as a monthly annuity for the life of the retiree and any qualifying survivor. The annual benefit under the plan is calculated using the average of the annual earnings for the highest five out of the last 10 years of service (final average earnings). Annual earnings covered by the retirement plan consist of salary and bonus (amounts disclosed in the company’s proxy statements for the relevant years) calculated for the amount of bonus paid (rather than credited) and for the year in which earnings are paid (rather than earned or credited). In addition, for years prior to 2003, the calculation includes performance award payouts. The amount of the benefit also depends on the retiree’s age and years of service at the time of retirement. Benefit calculations are based on “points,” with an employee’s points equaling the sum of his or her age plus years of service. Employees who retire (i) at age 65 with at least five years of service, (ii) at age 62 with at least 80 points, or (iii) with 90 or more points receive an unreduced benefit. Employees may elect early retirement with reduced benefits under either of the following two options:
•	Employees with between 80 and 90 points may retire with a benefit that is reduced by three percent for each year that the employee has left to reach 90 points or age 62.
•	Employees who have less than 80 points, but who have reached age 55 and have at least 10 years of service, may retire with a benefit that is reduced as described above and is further reduced by six percent for each year that the employee has left to reach 80 points or age 65.
     All U.S. retirees are entitled to medical insurance under the company’s plans. Retirees with spouses or unmarried dependents may elect that, upon the retiree’s death, the plan will pay survivor annuity benefits at either 25, 50, or 75 percent of the retiree’s annuity benefit. Election of the higher survivor benefit will result in a lower annuity payment during the retiree’s life.
     Dr. Paul joined the company in 1993. Dr. Paul will receive 10 years of additional service credit if he remains employed by the company past age 60, or is involuntarily terminated before he turns 60. When Mr. Armitage joined the company in 1999, the company agreed to provide him with a retirement benefit based on his actual years of service and earnings at age 60. Since Mr. Armitage reached age 60 with 9.75 years of service, he has been treated as though he has, for eligibility purposes only, 20 years of service. The additional service credit made him eligible to begin reduced benefits nine months early, but did not change the timing or amount of his unreduced benefits (shown in the Pension Benefits in 2008 table on page 38). A grant of additional years of service credit to any employee must be approved by the compensation committee of the board of directors.
     Upon retirement, Mr. Taurel was appointed chairman emeritus, effective January 1, 2009. In connection with that appointment, we are providing the following administrative support arrangement to Mr. Taurel, in addition to normal retirement programs. This arrangement has been granted for a period of five years following his retirement, at which point the compensation committee of the board of directors may elect to extend this arrangement for an additional period, if requested by Mr. Taurel.

Incremental Cost to the Company
Benefit	(annualized)
Office space [1]	—
Administrative and computer/technology support [2]	$40,000
Parking at company facilities	—

[1]	Currently this space is provided in the corporate headquarters at no incremental cost to the company.

[2]	The incremental cost to the company is calculated by estimating the cost of computer hardware, software, and IT support, as well as part-time administrative support.

Nonqualified Deferred Compensation in 2008

					Aggregate
		Executive	Registrant	Aggregate	Withdrawals/	Aggregate
		Contributions in	Contributions in	Earnings in	Distributions in	Balance at Last
		Last Fiscal Year	Last Fiscal Year	Last Fiscal Year	Last Fiscal Year	Fiscal Year End
Name	Plan	($)[1]	($)[2]	($)	($)	($)[3]
Mr. Taurel	nonqualified savings	$51,019	$51,019	($902,296)		$2,170,064
	deferred compensation	—	—	$473,727		$9,024,790

	total	$51,019	$51,019	($428,569)	$0	$11,194,854
Dr. Lechleiter	nonqualified savings	$66,548	$66,548	($282,414)		$729,866
	deferred compensation	$1,080,138	—	$210,586		$4,207,892

	total	$1,146,686	$66,548	($71,828)	$0	$4,937,758
Dr. Paul	nonqualified savings	—	—	($213,476)		$485,199
	deferred compensation	—	—	—		—

	total	$0	$0	($213,476)	$0	$485,199
Mr. Carmine	nonqualified savings	$33,187	$33,187	($84,211)		$215,816
	deferred compensation	$344,422	—	$47,278		$963,203

	total	$377,609	$33,187	($36,933)	$0	$1,179,019
Mr. Rice	nonqualified savings	$36,247	$36,247	($62,423)		$198,920
	deferred compensation	—	—	—		—

	total	$36,247	$36,247	($62,423)	$0	$198,920
Mr. Armitage	nonqualified savings	$32,926	$32,926	($136,712)		$304,756
	deferred compensation	$1,020,457	—	$179,099		$3,597,219

	total	$1,053,383	$32,926	$42,387	$0	$3,901,975

[1]	The amounts in this column are also included in the Summary Compensation Table on page 33, in the “Salary” column (nonqualified savings) or the “Non-Equity Incentive Plan Compensation” column (deferred compensation).

[2]	The amounts in this column are also included in the Summary Compensation Table on page 33, in the “All Other Compensation” column as a portion of the savings plan match.

[3]	Of the totals in this column, the following amounts have previously been reported in the Summary Compensation Table for this year and for previous years:

Name	2008 ($)	Previous Years ($)	Total ($)
Mr. Taurel	$102,038	$3,520,965	$3,623,003
Dr. Lechleiter	$1,213,233	$2,666,297	$3,879,530
Dr. Paul	$0	$218,711	$218,711
Mr. Carmine	$410,795	$0	$410,795
Mr. Rice	$72,494	$110,110	$182,604
Mr. Armitage	$1,086,309	$2,620,075	$3,706,384
     The Nonqualified Deferred Compensation in 2008 table above shows information about two company programs: a nonqualified savings plan and a deferred compensation plan. The nonqualified savings plan is designed to allow each executive to contribute up to six percent of his or her base salary, and receive a company match, beyond the contribution limits prescribed by the IRS with regard to 401(k) plans. This plan is administered in the same manner as the company 401(k) Plan, with the same participation and investment elections, and all employees are eligible to participate. Executive officers and other executives may also defer receipt of all or part of their cash compensation under the company’s deferred compensation plan. Amounts deferred by executives under this program are credited with interest at 120 percent of the applicable federal long-term rate as established for the preceding December by the U.S. Treasury Department under Section 1274(d) of the Internal Revenue Code with monthly compounding, which was 5.5 percent for 2008 and is 5.2 percent for 2009. Participants may elect to receive the funds in a lump sum or in up to 10 annual installments following retirement, but may not make withdrawals during their employment, except in the event of hardship as approved by the compensation committee. All deferral elections and associated distribution schedules are irrevocable. Both plans are unfunded and subject to forfeiture in the event of bankruptcy.

Potential Payments Upon Termination or Change in Control
The following table describes the potential payments and benefits under the company’s compensation and benefit plans and arrangements to which the named executive officers would be entitled upon termination of employment. Except for (i) certain terminations following a change in control of the company, as described below, and (ii) certain pension arrangements as shown below and described under “Retirement Benefits” above, there are no agreements, arrangements, or plans that entitle named executive officers to severance, perquisites, or other enhanced benefits upon termination of their employment. Any agreement to provide such payments or benefits to a terminating executive officer (other than following a change in control) would be at the discretion of the compensation committee.
Potential Payments Upon Termination of Employment

						Acceleration and
						Continuation of
				Continuation of		Equity Awards
		Incremental		Medical / Welfare		(unamortized		Total
	Cash Severance	Pension Benefit		Benefits (present		expense as of	Excise Tax	Termination
	Payment	(present value)		value)[1]		12/31/08)	Gross-Up	Benefits
Mr. Taurel • Voluntary retirement (12/31/08)	$0	$0		$0		$0	$0	$0
Dr. Lechleiter • Voluntary retirement	$0	$0		$0		$0	$0	$0
• Involuntary termination	$0	$0		$0		$0	$0	$0
• Involuntary or good reason termination after change in control (CIC)	$8,218,106	$1,616,631		$24,000		$0	$3,678,530	$13,537,267
Dr. Paul • Voluntary retirement	$0	$0		$0		$0	$0	$0
• Involuntary termination	$0	$3,327,394	[2]	$90,076	[2]	$0	$0	$3,417,470
• Involuntary or good reason termination after CIC	$4,632,054	$4,695,338	[2]	$114,076	[2]	$201,350	$3,537,468	$13,180,286
Mr. Carmine • Voluntary retirement	$0	$0		$0		$0	$0	$0
• Involuntary termination	$0	$0		$0		$0	$0	$0
• Involuntary or good reason termination after CIC	$3,772,270	$289,618		$24,000		$249,352	$0	$4,335,240
Mr. Rice • Voluntary termination	$0	$0		$0		$0	$0	$0
• Involuntary termination	$0	$0		$0		$0	$0	$0
• Involuntary or good reason termination after CIC	$3,755,264	$161,415		$24,000		$2,684,962	$1,498,108	$8,123,749
Mr. Armitage • Voluntary retirement	$0	$0		$0		$0	$0	$0
• Involuntary termination	$0	$0		$0		$0	$0	$0
• Involuntary or good reason termination after CIC	$3,488,882	$498,064		$24,000		$2,278,154	$1,572,805	$7,861,906

[1]	See “Accrued Pay and Regular Retirement Benefits” and “Change-in-Control Severance Pay Program—Continuation of medical and welfare benefits” on pages 41-43.

[2]	These amounts reflect an additional 10 years of service credit that would be credited to Dr. Paul upon an involuntary termination, other than for cause, should it occur before he reaches age 60 (see page 39 for more information about Dr. Paul’s retirement benefits).
Accrued Pay and Regular Retirement Benefits. The amounts shown in the previous table do not include payments and benefits to the extent they are provided on a non-discriminatory basis to salaried employees generally upon termination of employment. These include:
•	Accrued salary and vacation pay.
•	Regular pension benefits under the Lilly Retirement Plan and the nonqualified pension plan. See “Retirement Benefits”
on pages 38-39. The amounts shown in the table above as “Incremental Pension Benefit” are explained below.
•	Welfare benefits provided to all U.S. retirees, including retiree medical and dental insurance. The amounts shown in the table above as “Continuation of Medical / Welfare Benefits” are explained below.
•	Distributions of plan balances under the Lilly 401(k) Plan and the nonqualified savings plan. See the narrative following the Nonqualified Deferred Compensation in 2008 table on page 40 for information about the 401(k)

plan, the deferred compensation plan, and the nonqualified savings plan.
•	The value of accelerated vesting of certain unvested equity grants upon retirement. Under the company’s stock plans, employees who terminate employment while retirement-eligible receive accelerated vesting of unvested stock options (except for options granted in the 12 months before retirement, which are forfeited), outstanding performance awards and shareholder value awards (which are paid on a reduced basis for time worked during the award period), and restricted stock awarded in payment of previous performance awards.
•	The value of option continuation upon retirement. When an employee terminates prior to retirement, his or her stock options are terminated 30 days thereafter. However, when a retirement-eligible employee terminates, his or her options remain in force until the earlier of five years after retirement or the option’s normal expiration date.
Deferred Compensation. The amounts shown in the table do not include distributions of plan balances under the Lilly deferred compensation plan. Those amounts are shown in the Nonqualified Deferred Compensation in 2008 table on page 40.
Death and Disability. A termination of employment due to death or disability does not entitle the named executive officers to any payments or benefits that are not available to salaried employees generally.
Change-in-Control Severance Pay Program. As described in the “Compensation Discussion and Analysis” under “Severance Benefits” on pages 30–31, the company maintains a change-in-control severance pay program for nearly all employees, including the named executive officers (the “CIC Program”). The CIC Program defines a change in control very specifically, but generally the term includes the occurrence of, or entry into, an agreement to do one of the following: (a) acquisition of 15 percent (20 percent beginning October 20, 2010) or more of the company’s stock; (b) replacement by the shareholders of one third (one half beginning October 20, 2010) or more of the board of directors; (c) consummation of a merger, share exchange, or consolidation of the company; or (d) liquidation of the company or sale or disposition of all or substantially all of its assets. The amounts shown in the table for “involuntary or good reason termination” following a change in control are based on the following assumptions and plan provisions:
•	Covered terminations. The table assumes a termination of employment that is eligible for severance under the terms of the current plan, based on the named executive’s compensation, benefits, age, and service credit at December 31, 2008. Eligible terminations include an involuntary termination for reasons other than cause, or a voluntary termination by the executive for good reason, within two years following the change in control.
—	A termination of an executive officer by the company is for cause if it is for any of the following reasons: (i) the employee’s willful and continued refusal to perform, without legal cause, his or her material duties, resulting in demonstrable economic harm to the company; (ii) any act of fraud, dishonesty, or gross misconduct resulting in significant economic harm or other significant harm to the business reputation of the company; or (iii) conviction of or the entering of a plea of guilty or nolo contendere to a felony.
—	A termination by the executive officer is for good reason if it results from (i) a material diminution in the nature or status of the executive’s position, title, reporting relationship, duties, responsibilities or authority, or the assignment to him or her of additional responsibilities that materially increase his or her workload; (ii) any reduction in the executive’s then-current base salary; (iii) a material reduction in the executive’s opportunities to earn incentive bonuses below those in effect for the year prior to the change in control; (iv) a material reduction in the executive’s employee benefits from the benefit levels in effect immediately prior to the change in control; (v) the failure to grant to the executive stock options, stock units, performance shares, or similar incentive rights during each twelve (12) month period following the change in control on the basis of a number of shares or units and all other material terms at least as favorable to the executive as those rights granted to him or her on an annualized average basis for the three (3) year period immediately prior to the change in control; or (vi) relocation of the executive by more than fifty (50) miles.
•	Cash severance payment. Represents the CIC Program benefit of two times the 2008 annual base salary plus two times the cash bonus for 2008 under the Eli Lilly and Company Bonus Plan.
•	Incremental pension benefit. Represents the present value of an incremental nonqualified pension benefit of two years of age credit and two years of service credit that is provided under the CIC Program. The incremental pension benefit will be discontinued effective October 20, 2010. The following standard actuarial assumptions were used to calculate each individual’s incremental pension benefit:

Discount rate:	6.9 percent
Mortality (post-retirement only):	RP 2000CH
Joint & survivor benefit:	25% of pension

For Dr. Paul, the amounts in the table above reflect the 10 years of additional service credit described on page 39.
•	Continuation of medical and welfare benefits. Represents the present value of the CIC Plan’s guarantee for two years following a covered termination of continued coverage equivalent to the company’s current active employee medical, dental, life, and long-term disability insurance. Effective October 20, 2010, the coverage period will be reduced to 18 months. For Dr. Paul, the amount in the table reflects the 10 years of additional service credit described on page 39, which makes him eligible for an enhanced retiree medical benefit. The same actuarial assumptions were used to calculate continuation of medical and welfare benefits as were used to calculate incremental pension benefits, with the addition of an assumed COBRA rate of $12,000 per year.
•	Acceleration and continuation of equity awards. Under the CIC Plan, upon a covered termination, any unvested stock options, restricted stock, or other equity awards would vest, and options would be exercisable for up to three years following termination. Payment of the shareholder value award (SVA) is accelerated in the case of a change in control in which Lilly is not the surviving entity. For the four retirement-eligible employees, Dr. Lechleiter, Dr. Paul, Mr. Carmine, and Mr. Armitage, the only other equity award receiving accelerated vesting and term extension because of the CIC Plan would be 5,000 shares of restricted stock held by Dr. Paul; all other unvested equity awards (with the exception of the SVA) automatically vest upon retirement regardless of reason. The amounts in this column represent the previously unamortized expense that would be recognized in connection with the acceleration of unvested equity grants. In addition, the named executive officer who is not retirement-eligible, Mr. Rice, would receive the benefit under the CIC Plan of continuation of his outstanding stock options for up to three years following termination of employment. There would be no incremental expense to the company for this continuation because the option would already have been fully expensed.
•	Excise tax reimbursement. Upon a change in control, employees may be subject to certain excise taxes under Section 280G of the Internal Revenue Code. The company has agreed to reimburse the affected employees for those excise taxes as well as any income and excise taxes payable by the executive as a result of the reimbursement. The amounts in the table are based on a 280G excise tax rate of 20 percent and a 40 percent federal, state, and local income tax rate. To reduce the company’s exposure to these reimbursements, the employee’s severance will be cut back by up to three percent (five percent effective October 20, 2010) if the effect is to avoid triggering the excise tax under Section 280G.
Payments Upon Change in Control Alone. In general, the CIC Program is a “double trigger” program, meaning payments are made only if the employee suffers a covered termination of employment within two years following the change in control. Employees do not receive payments upon a change in control alone, except that upon consummation of a change in control a partial payment of outstanding performance awards would be made, reduced to reflect only the portion of the year worked prior to the change in control. For example, if a change in control occurred on June 30, the employee would receive one-half of the value of the performance award, calculated based on the company’s then-current financial forecast for the year. Likewise, in the case of a change in control in which Lilly is not the surviving entity, the SVA will pay out based on the change-in-control stock price and prorated for the portion of the three-year performance period elapsed.
Related-Person Transaction
As noted above, for security reasons the company aircraft was made available to Mr. Taurel prior to his retirement for all travel. The company entered into a time-share arrangement (now ended) with Mr. Taurel in connection with his personal use of company aircraft. Under the time-share agreement, Mr. Taurel leased the company aircraft, including crew and flight services, for personal flights. He paid a time-share fee based on the company’s cost of the flight but capped at the greater of (i) an amount equivalent to first-class airfare for the relevant flight (if commercially available) or (ii) the Standard Industry Fare Levels as established by the Internal Revenue Service for purposes of determining taxable fringe benefits.

Ownership of Company Stock
Common Stock Ownership by Directors and Executive Officers
The following table sets forth the number of shares of company common stock beneficially owned by the directors, the named executive officers, and all directors and executive officers as a group, as of February 3, 2009.
     The table shows shares held by named executives in the Lilly Employee 401(k) Plan, shares credited to the accounts of outside directors in the Lilly Directors’ Deferral Plan, and total shares beneficially owned by each individual, including the shares in the respective plans. In addition, the table shows shares that may be purchased pursuant to stock options that are exercisable within 60 days of February 3, 2009.

					Stock Options
					Exercisable Within
		Directors’ Deferral	Total Shares Owned		60 Days of
Name	401(k) Plan Shares	Plan Shares[1]	Beneficially[2]		February 3, 2009
Robert A. Armitage	1,932	—	63,424		335,371
Sir Winfried Bischoff	—	16,237	18,237		11,200
Bryce D. Carmine	4,717	—	44,348		361,855
J. Michael Cook	—	15,683	17,483		—
Michael L. Eskew	—	4,513	4,513		—
Martin S. Feldstein, Ph.D.	—	14,529	15,529		8,400
J. Erik Fyrwald	—	16,673	16,786		—
Alfred G. Gilman, M.D., Ph.D.	—	22,424	22,424		14,000
Karen N. Horn, Ph.D.	—	35,769	35,769		14,000
John C. Lechleiter, Ph.D.	14,163	—	229,400	[3]	958,775
Ellen R. Marram	—	14,529	15,529		5,600
Douglas R. Oberhelman	—	0	0		—
Steven M. Paul, M.D.	552	—	43,538		568,396
Franklyn G. Prendergast, M.D., Ph.D.	—	28,317	28,317		14,000
Derica W. Rice	5,559	—	59,689		123,385
Kathi P. Seifert	—	24,176	27,709		14,000
Sidney Taurel	18,061	—	1,064,059	[4]	2,447,488
All directors and executive officers as a group (22 people):			1,925,653

[1]	See description of the Lilly Directors’ Deferral Plan, page 16.

[2]	Unless otherwise indicated in a footnote, each person listed in the table possesses sole voting and sole investment power with respect to the shares shown in the table to be owned by that person. No person listed in the table owns more than 0.09 percent of the outstanding common stock of the company. All directors and executive officers as a group own 0.17 percent of the outstanding common stock of the company. 1,800 of Mr. Cook’s shares were on deposit in a margin account as of February 3, 2009.

[3]	The shares shown for Dr. Lechleiter include 13,470 shares that are owned by a family foundation for which he is a director. Dr. Lechleiter has shared voting power and shared investment power over the shares held by the foundation.

[4]	The shares shown for Mr. Taurel are presented as of his retirement, December 31, 2008, and include 17,304 shares that are owned by a family foundation for which he is a director. Mr. Taurel has shared voting power and shared investment power over the shares held by the foundation.

Principal Holders of Stock
To the best of the company’s knowledge, the only beneficial owners of more than five percent of the outstanding shares of the company’s common stock are the shareholders listed below:

	Number of Shares	Percent of
Name and Address	Beneficially Owned	Class
Lilly Endowment, Inc. (the “Endowment”)	135,670,804	11.9%
2801 North Meridian Street	(as of 2/3/09)
Indianapolis, Indiana 46208
Capital World Investors	66,088,590	5.8%
333 South Hope Street	(as of 12/31/08)
Los Angeles, California 90071
Wellington Management Company, LLP	65,015,094	5.7%
75 State Street	(as of 12/31/08)
Boston, Massachusetts 02109
PRIMECAP Management Company	59,240,937	5.2%
225 South Lake Ave., #400	(as of 12/31/08)
Pasadena, California 91101
The Endowment has sole voting and sole investment power with respect to its shares. The board of directors of the Endowment is composed of Mr. Thomas M. Lofton, chairman; Mr. N. Clay Robbins, president; Mrs. Mary K. Lisher; Drs. Otis R. Bowen and William G. Enright; and Messrs. Daniel P. Carmichael, Charles E. Golden, Eli Lilly II, and Eugene F. Ratliff (emeritus director). Each of the directors is, either directly or indirectly, a shareholder of the company.
     Capital World Investors is a division of Capital Research and Management Company. It has sole voting power with respect to 1,240,000 shares (approximately 0.11 percent of shares outstanding) and sole investment power with respect to all of its shares.
     Wellington Management Company, LLP acts as investment advisor to various clients. It has shared voting power with respect to 19,428,434 shares (approximately 1.71 percent of shares outstanding) and shared investment power with respect to all of its shares.
     PRIMECAP Management Company acts as investment advisor to various clients. It has sole voting power with respect to 17,464,474 shares (approximately 1.54 percent of shares outstanding) and sole investment power with respect to all of its shares.

Items of Business To Be Acted Upon at the Meeting
Item 1. Election of Directors
Under the company’s articles of incorporation, the board is divided into three classes with approximately one-third of the directors standing for election each year. The term for directors elected this year will expire at the annual meeting of shareholders held in 2012. Each of the nominees listed below has agreed to serve that term. If any director is unable to stand for election, the board may, by resolution, provide for a lesser number of directors or designate a substitute. In the latter event, shares represented by proxies may be voted for a substitute director.
The board recommends that you vote FOR each of the following nominees:
•	Martin S. Feldstein, Ph. D.
•	J. Erik Fyrwald
•	Ellen R. Marram
•	Douglas R. Oberhelman
Biographical information about these nominees may be found on pages 6-7 of this proxy statement. Information about certain legal matters may be found on page 55.
Item 2. Proposal to Ratify the Appointment of Principal Independent Auditor
The audit committee has appointed the firm of Ernst & Young LLP as principal independent auditor for the company for the year 2009. In accordance with the bylaws, this appointment is being submitted to the shareholders for ratification. Ernst & Young served as the principal independent auditor for the company in 2008. Representatives of Ernst & Young are expected to be present at the annual meeting and will be available to respond to questions. Those representatives will have the opportunity to make a statement if they wish to do so.
The board recommends that you vote FOR ratifying the appointment of Ernst & Young LLP as principal independent auditor for 2009.
Item 3. Proposal to Amend the Company’s Articles of Incorporation to Provide for Annual Election of All Directors
The company’s amended articles of incorporation currently provide that the board of directors is divided into three classes, with each class elected every three years. On the recommendation of the directors and corporate governance committee, the board has approved, and recommends to the shareholders for approval, amendments to provide for the annual election of directors. This proposal was brought before shareholders in April 2007 and again in April 2008, and received the vote of more than 75 percent of the outstanding shares at each meeting; however, the proposal requires the vote of 80 percent of the outstanding shares to pass.
     If approved, this proposal will become effective upon the filing of amended and restated articles of incorporation containing these amendments with the Secretary of State of Indiana, which the company intends to do promptly after shareholder approval is obtained. Directors elected prior to the effectiveness of the amendments will stand for election for one-year terms once their then-current terms expire. This means that directors whose terms expire at the 2010 and 2011 annual meetings of shareholders would be elected for one-year terms, and beginning with the 2012 annual meeting, all directors would be elected for one-year terms at each annual meeting. In addition, in the case of any vacancy on the board occurring after the 2009 annual meeting, including a vacancy created by an increase in the number of directors, the vacancy would be filled by interim election of the board, with the new director to serve a term ending at the next annual meeting. At all times, directors are elected to serve for their respective terms and until their successors have been elected and qualified. This proposal would not change the present number of directors, and it would not change the board’s authority to change that number and to fill any vacancies or newly created directorships.
     Article 9(b) of the company’s amended articles of incorporation contains the provisions that will be affected if this proposal is adopted. This article, set forth in Appendix A to this proxy statement, shows the proposed changes with deletions indicated by strike-outs and additions indicated by underlining. The board has also adopted conforming amendments to the company’s bylaws, to be effective immediately upon the effectiveness of the amendments to the amended articles of incorporation.

Background of Proposal
The proposal is a result of ongoing review of corporate governance matters by the board. The board, assisted by the directors and corporate governance committee, considered the advantages and disadvantages of maintaining the classified board structure. The board considered the view of some shareholders who believe that classified boards have the effect of reducing the accountability of directors to shareholders because classified boards limit the ability of shareholders to evaluate and elect all directors on an annual basis. The election of directors is the primary means for shareholders to influence corporate governance policies. The board gave considerable weight to the approval at the 2006 annual meeting of a shareholder proposal requesting that the board take all necessary steps to elect the directors annually, and to the 77 percent favorable vote for management’s proposal in 2008 (75 percent in 2007).
     The board also considered benefits of retaining the classified board structure, which has a long history in corporate law. Proponents of a classified structure believe it provides continuity and stability in the management of the business and affairs of a company because a majority of directors always have prior experience as directors of the company. Proponents also assert that classified boards may enhance shareholder value by forcing an entity seeking control of a target company to initiate arms-length discussions with the board of that company, because the entity cannot replace the entire board in a single election. While the board recognizes those potential benefits, it also notes that even without a classified board, the company has other means to compel a takeover bidder to negotiate with the board, including certain “supermajority” vote requirements in its amended articles of incorporation (as described in the company’s response to Item 5 on page 50), other provisions of its articles and bylaws, and certain provisions of Indiana law.
     On the recommendation of the directors and corporate governance committee, the board approved the amendments, and now recommends that the shareholders approve them. Although this proposal did not pass in 2008, the board continues to support this change and believes that by taking this action, it can provide shareholders further assurance that the directors are accountable to shareholders while maintaining appropriate defenses to respond to inadequate takeover bids.
Vote Required
The affirmative vote of at least 80 percent of the outstanding common shares is needed to pass this proposal.
The board recommends that you vote FOR amending the company’s articles of incorporation to provide for annual election of all directors.
Item 4. Reapproval of Material Terms of Performance Goals for the Eli Lilly and Company Bonus Plan
Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), limits the amount of compensation expense that the company can deduct for income tax purposes. In general, a public corporation cannot deduct compensation in excess of $1 million paid to any of the named executive officers in the proxy statement. However, compensation that qualifies as “performance-based” is not subject to this deduction limitation.
     The Eli Lilly and Company Bonus Plan (the plan) allows the grant of cash bonuses that qualify as performance-based compensation under Section 162(m) of the Code. One of the conditions to qualify as performance-based is that the material terms of the performance goals must be approved by the shareholders at least every five years. The last such approval for the plan was when the plan itself was approved in 2004. To preserve the tax status of company bonuses as performance-based, and thereby to allow the company to continue to fully deduct the compensation expense related to the awards, we are now asking the shareholders to reapprove the performance goals. We are not amending or altering the plan. If this proposal is not adopted, the committee will continue to grant cash bonuses under the plan, but certain executive officer bonuses would no longer be fully tax deductible by the company.
Purpose of the Plan
The purpose of the plan is to motivate superior performance and teamwork by employees at all levels of the company by linking annual cash bonuses to important corporate performance measures. Bonus payments are linked directly to both individual and corporate performance. Exceptional performance by individuals and the company will lead to increases in bonuses, and shortfalls in performance will lead to bonus reductions.
Principal Features of the Plan
The following is a summary of the material features of the plan:
•	Administration. The plan is administered by the compensation committee of the board, which is composed entirely of independent directors. The committee has authority to delegate plan administration with respect to employees other than the executive officers.
•	Eligibility. Plan participants include all executive officers, all management employees worldwide, most U.S. and Puerto Rico nonmanagement employees, and selected employees outside the United States. The committee may include other employees at its discretion. For 2008, approximately 17,500 employees were eligible to participate.
•	Performance Measures and Bonus Calculation. Prior to the beginning of each year, the committee establishes the following elements necessary for the bonus calculation:
—	Bonus targets are established for participants based on a schedule that associates job responsibilities with a bonus target amount expressed as a percentage of regular earnings for the year.
—	Company performance measures are established for the year. The committee may select one or more from among the following measures: growth in net income or earnings per share; growth in sales; return on assets; return on equity; total shareholder return; economic value added; market value added; or any of the foregoing before the effect of acquisitions, divestitures, accounting changes, changes in corporate capitalization, restructurings, and special charges or gains (determined according to objective criteria established by the committee not later than 90 days after the beginning of the year). Unless the committee chooses otherwise, the company performance measures are based 75 percent on earnings-per-share growth and 25 percent on sales growth. Bonuses for 2009 will be based on this measure.
—	A bonus multiple is used to adjust the bonus target to account for company performance. The committee establishes performance benchmarks for sales and earnings growth after considering expected peer group performance. If the benchmarks are met exactly, the bonus multiple would be 100 percent of the bonus target. Actual bonus multiples will vary depending on company performance relative to the benchmarks. The maximum bonus multiple is 200 percent of the bonus target and the threshold multiple is 25 percent of the bonus target (zero for executive officers), except that the committee has discretion to reduce the bonus multiple to a lower percentage or to zero. The committee does not have discretion to increase the multiple.
•	Individual Performance Adjustments. For employees other than executive officers, the committee will establish performance multipliers which correspond to individual performance ratings on an annual basis. Executive officers’ awards may not be adjusted upward.
•	Payment. Payment will be made following certification by the committee of the company’s actual performance results for the year. No executive officer’s bonus payment may exceed $7 million in any one year. Participants must remain employed until the end of the year to receive a bonus, except in the case of retirement, death, disability, and certain leaves of absence.
•	Amendment. The plan may be amended at any time by the board or the committee. Shareholder approval of amendments may be sought to the extent the company deems it necessary or advisable to preserve tax-deductibility under Section 162(m) of the Code.
It is not possible to predict with certainty the bonuses that would be payable to the executive officers with respect to 2009 performance. However, if the company were to meet the target performance benchmarks for earnings-per-share growth and sales growth, and assuming no change in the regular earnings of the executive officers for the year, the following bonuses would be paid for 2009 (before taxes):
Mr. Taurel—no longer eligible
Dr. Lechleiter—$2,100,000
Dr. Paul—$933,210
Mr. Carmine—$831,600
Mr. Rice—$720,800
Mr. Armitage—$653,120
All executive officers as a group (10 officers): $7,382,020
It is not possible to estimate the aggregate 2009 bonuses that would be payable to all eligible employees as a group.

Equity Compensation Plan Information
The following table presents information as of December 31, 2008, about our other compensation plans under which shares of Lilly stock have been authorized for issuance.

			(c) Number of securities remaining
	(a) Number of securities to be		available for future issuance under
	issued upon exercise of	(b) Weighted-average exercise	equity compensation plans
	outstanding options, warrants, and	price of outstanding options,	(excluding securities reflected in
Plan category	rights	warrants, and rights	(a))
Equity compensation plans approved by security holders	63,429,738	$68.48	87,996,763
Equity compensation plans not approved by security holders [1]	8,594,960	$75.76	0	[2]
Total	72,024,698	$69.35	87,996,763

[1]	Represents shares in the Lilly GlobalShares Stock Plan, which permits the company to grant stock options to nonmanagement employees worldwide. The plan is administered by the senior vice president responsible for human resources. The stock options are nonqualified for U.S. tax purposes. The option price cannot be less than the fair market value at the time of grant. The options shall not exceed 11 years in duration and shall be subject to vesting schedules established by the plan administrator. There are provisions for early vesting and early termination of the options in the event of retirement, disability, and death. In the event of stock splits or other recapitalizations, the administrator may adjust the number of shares available for grant, the number of shares subject to outstanding grants, and the exercise price of outstanding grants.

[2]	The Lilly GlobalShares Stock Plan was terminated in February 2009. No more grants can be made under this plan.
The board recommends that you vote FOR reapproving the material terms of performance goals for the Eli Lilly and Company Bonus Plan.
Item 5. Shareholder Proposal on Eliminating Supermajority Voting Provisions from the Company’s Articles of Incorporation and Bylaws
Dana Chatfield Jones, 1354 Campus Drive, Berkeley, California 94708, beneficial owner of approximately 100 shares, has submitted the following proposal:
Simple Majority Vote Standard
RESOLVED, Shareholders request that our board take the steps necessary so that each shareholder voting requirement in our charter and bylaws, that calls for a greater than simple majority vote, be changed to a majority of the votes cast for and against related proposals in compliance with applicable laws. This proposal applies to each 80% provision in our charter and bylaws.
Supporting Statement: This proposal is submitted in part to support our Board and management in securing the necessary vote to adopt the management proposals for annual election of each director, also known as declassifying the board.
     In 2007 and 2008 our management recommended that we vote in favor of management proposals for annual election of each director. But although we responded and management won strong support of 75% and 77% of shares outstanding it still fell disappointingly short of our 80% threshold.
     This Simple Majority Vote proposal will reduce the threshold from 80% to 50% and one vote to adopt annual election of each director. I believe this proposal will enable our management to secure the vote necessary to adopt annual election of each director after these two disappointments.
     Additionally this proposal topic to adopt simple majority voting received 63% of our yes and no votes at our 2008 annual meeting as a shareholder proposal. This proposal topic also won up to 89% support at the following companies in 2008:

Whirlpool (WHR)	79%
Lear Corp. (LEA)	88%
Liz Claiborne (LIZ)	89%

     The Council of Institutional Investors recommends adoption of simple majority voting. The Council also recommends timely adoption of shareholder proposals upon receiving their first 51% or higher vote.
     Please encourage our board to respond positively to this proposal and take the steps necessary to adopt a simple majority voting standard.
Statement in Opposition to the Proposal on Eliminating Supermajority Voting Provisions from the Company’s Articles of Incorporation and Bylaws
The board of directors believes that this proposal is not in the best long-term interests of the shareholders and recommends that you vote against it.
The supermajority vote requirements were approved by shareholders and are very limited.
Nearly all proposals submitted to a vote of shareholders can already be adopted by a simple majority vote. However, in 1985 the company’s shareholders voted to increase the approval requirement established in the articles of incorporation for a few fundamental corporate actions. These actions, which require the approval of at least 80 percent of the outstanding shares, relate to:
•	terms of office of directors (i.e., the classified board structure)
•	removal of directors prior to the end of their elected term
•	the amendment of the articles of incorporation’s provisions relating to the terms of office and removal of directors
•	merger, consolidation, recapitalization, or certain other business combinations that are not approved by the board of directors
•	the amendment of the articles of incorporation’s provisions relating to such mergers and business combinations.
Under Item 3 of this proxy statement the board is recommending a vote to provide for annual election of directors. If Item 3 is successful, the only significant matters that would require an 80 percent vote would be (i) removal of directors other than through the annual election process and (ii) approval of mergers and business combinations that are opposed by the board. These are rare and dramatic corporate actions that should not be undertaken without the approval of a very large majority of shareholders.
The vote requirements help the board preserve long-term value for shareholders in the face of short-term opportunistic threats.
The board believes that in adopting these supermajority voting provisions, the shareholders intended to preserve and maximize the value of Lilly stock for all shareholders by protecting against short-term, self-interested actions by one or a few large shareholders who would seek to make fundamental changes to the company without the involvement of the board of directors.
     The board has a fiduciary duty under the law to act in a manner it believes to be in the best interests of the company and its shareholders. In the event of an unsolicited bid to take over or restructure the company, these supermajority voting provisions encourage bidders to negotiate with the board and give the board substantial bargaining leverage. The provisions also give the board valuable time to consider alternative proposals that might provide greater value for all shareholders.
     The board believes that these supermajority voting provisions protect all shareholders by making it more difficult for one or a few large shareholders to restructure the company to further a special interest, or to take control of the company, without negotiating with the board to assure that the best results are achieved for all shareholders.
In today’s troubled markets, takeover defenses are especially important.
In our analysis, the evidence does not support the view that large-scale pharmaceutical mergers have produced sustained operating performance, competitive advantage, or superior returns for shareholders. Thus, under any circumstances — and especially during a period of depressed stock prices — it is important that a board be able to respond to opportunistic takeover bids from a position of strength, ensuring that the outcome is in the best interests of the company and all shareholders.
The board recommends that you vote AGAINST this proposal.

Item 6. Shareholder Proposal on Allowing Shareholders to Amend the Company’s Bylaws
California Public Employees’ Retirement System (CalPERS), P.O. Box 942707, Sacramento, California 94229-2707, beneficial owner of approximately 3,488,440 shares, has submitted the following proposal:
RESOLVED, that the shareowners of Eli Lilly & Company (“Company”) urge the Company to take all steps necessary, in compliance with applicable law, to allow its shareowners to amend the Company’s bylaws by a simple majority vote.
Supporting Statement: The most important shareowner power is the power to vote. In most cases, in addition to having the power to vote to elect directors, shareowners are able to vote to amend a company’s bylaws. Approximately 95% of companies in the S&P 500 and the Russell 1000 allow shareowners to amend the bylaws. The Company is one of the very few companies in the S&P 500 that does not give shareowners this power.
     Bylaws typically contain corporate governance provisions of the utmost importance to shareowners, e.g., the ability to call a special meeting, the ability to remove directors, anti-takeover provisions, director election rules, among other provisions. Without a formal mechanism to impact a company’s governance through bylaw amendments, the shareowners of a company are disenfranchised. In fact, limiting shareowner ability to amend the bylaws has been found to be one of six entrenching mechanisms that are negatively correlated with company performance. See “What Matters in Corporate Governance?” Lucian Bebchuk, Alma Cohen & Allen Ferrell, Harvard Law School, Discussion Paper No. 491 (09/2004, revised 03/2005).
     This proposal asks for a simple majority vote standard to amend the bylaws of the Company since a supermajority vote can be almost impossible to obtain in light of abstentions and broker non-votes. For example, a proposal to declassify the board of directors filed at Goodyear Tire & Rubber Company failed to pass by a majority of shares outstanding even though approximately 90 percent of votes cast were in favor of the proposal. While it is often stated by corporations that the purpose of supermajority requirements is to provide corporations the ability to protect minority shareowners, supermajority requirements are most often used, in CalPERS’ opinion, to block initiatives opposed by management and the board of directors but supported by most shareowners. At the Sara Lee Corporation, approximately 81% of shareowners agreed when it passed a proposal identical to this proposal.
     This is why CalPERS is sponsoring this proposal that, if passed and implemented, would make the Company more accountable to shareowners by allowing shareowners to amend the bylaws by majority vote. As a trust fund with more than 1.5 million participants, and as the owner of approximately 3.4 million shares of the Company’s common stock, CalPERS believes that corporate governance procedures and practices, and the level of accountability they impose, are closely related to financial performance. CalPERS also believes that shareowners are willing to pay a premium for shares of corporations that have excellent corporate governance. If the Company were to take steps to implement this proposal, it would be a strong statement that this Company is committed to good corporate governance and its long-term financial performance.
     Please vote FOR this proposal.
Statement in Opposition to the Proposal on Allowing Shareholders to Amend the Company’s Bylaws
The board of directors believes that this proposal is not in the best long-term interests of the shareholders and recommends that you vote against it.
The current rules prevent the bylaws from being abused by special interest shareholder groups.
The company’s bylaws establish a number of fundamental corporate governance operating principles, including rules for meetings of directors and shareholders, election and duties of directors and officers, authority to approve transactions, and procedures for stock issuance. Under Indiana law, the bylaws can contain any provision regulating the operation of the business not prohibited by law or the articles of incorporation. Like many other Indiana corporations, Lilly has adopted the default provision under Indiana law, which states that unless the articles of incorporation provide otherwise, the bylaws may be amended only by the directors.
     The board of directors has fiduciary obligations to the company and all its shareholders, including large institutions, small institutions, and individual investors. The board believes that allowing the bylaws to be amended by a majority shareholder vote would expose shareholders to the risk that a relatively small number of large shareholders who wish to advance their own special interests—and who have no duties to the other shareholders—could adopt changes in these operating principles that would be detrimental to minority shareholders. Under the majority vote standard endorsed by the proponent (requiring only a majority of shares voted at the meeting), shareholders holding significantly less than half of the outstanding shares could adopt bylaw amendments to further their own special interests. The board, on the other hand, has fiduciary duties to consider and balance the interests of all shareholders when considering bylaw provisions, and is better positioned to ensure that any bylaw amendments are prudent and are designed to protect and maximize long-term value for all shareholders.
This proposal is not necessary to foster good governance or create growth in shareholder value.
The proponent suggests this proposal is necessary to foster good governance principles and make the directors more accountable to the shareholders. On the contrary, the board has been for many years, and intends to remain, a leader in corporate governance. The company has adopted comprehensive corporate governance principles, consistent with best practices, that ensure the company remains fully transparent and accountable to shareholders. Further, the board has taken significant steps to demonstrate its continuing commitment to good corporate governance and accountability to shareholders:
•	In this proxy statement, the board is seeking shareholder approval to provide for annual election of all directors (see Item 3).
•	The board adopted a majority voting standard for uncontested director elections beginning this year.
•	The board allowed the company’s shareholder rights plan to expire in 2008.
The proponent also suggests that adopting this proposal will enhance company performance. We certainly agree that strong corporate governance practices benefit shareholders, but we do not believe that this proposal will improve the company’s corporate governance or lead to better performance. In fact, a 2004 study by Lawrence D. Brown and Marcus L. Caylor of Georgia State University1 found that companies that permit shareholders to amend the bylaws performed no better or worse than those which reserve that power to the directors. This is consistent with our view that adopting this proposal would not enhance our already strong corporate governance practices and instead would expose minority shareholders to actions detrimental to their best interests.
The board recommends that you vote AGAINST this proposal.
Item 7. Shareholder Proposal on Shareholder Ratification of Executive Compensation
Gretchen Parrish, 2820 Senour Road, Indianapolis, Indiana 46239, beneficial owner of approximately 120 shares, has submitted the following proposal:
RESOLVED, that shareholders of Eli Lilly and Company request the board of directors to adopt a policy that provides shareholders the opportunity at each annual shareholder meeting to vote on an advisory resolution, proposed by management, to ratify the compensation of the named executive officers (“NEOs”) set forth in the proxy statement’s Summary Compensation Table (the “SCT”) and the accompanying narrative disclosure of material factors provided to understand the SCT (but not the Compensation Discussion and Analysis). The proposal submitted to shareholders should make clear that the vote is non-binding and would not affect any compensation paid or awarded to any NEO.
Supporting Statement: Investors are increasingly concerned about mushrooming executive compensation especially when insufficiently linked to performance. In 2008, shareholders filed close to 100 “Say on Pay” resolutions. Votes on these resolutions have averaged 43% in favor, with ten votes over 50%, demonstrating strong shareholder support for this reform.
     An Advisory Vote establishes an annual referendum process for shareholders about senior executive compensation. We believe the results of this vote would provide the board and management useful information about shareholder views on the company’s senior executive compensation.
     In its 2008 proxy Aflac submitted an Advisory Vote resulting in a 93% vote in favor, indicating strong investor support for good disclosure and a reasonable compensation package. Daniel Amos, Chairman and CEO said, “An advisory vote on our compensation report is a helpful avenue for our shareholders to provide feedback on our pay-for-performance compensation philosophy and pay package.”
     To date eight other companies have also agreed to an Advisory Vote, including Verizon, MBIA, H&R Block, Ingersoll Rand, Blockbuster, and Tech Data. TIAA-CREF, the country’s largest pension fund, has successfully utilized the Advisory Vote twice.

[1]	Brown, L.D. and M.L. Caylor. 2004. The Correlation between Corporate Governance and Company Performance. Institutional Shareholder Services White Paper.

     Influential proxy voting service RiskMetrics Group, recommends votes in favor, noting: “RiskMetrics encourages companies to allow shareholders to express their opinions of executive compensation practices by establishing an annual referendum process. An advisory vote on executive compensation is another step forward in enhancing board accountability.”
     The Council of Institutional Investors endorsed advisory votes and a bill to allow annual advisory votes passed the House of Representatives by a 2-to-1 margin. We believe the statement like [sic] approach for company leaders is to adopt an Advisory Vote voluntarily before required by law.
     We believe that existing U.S. Securities and Exchange Commission rules and stock exchange listing standards do not provide shareholders with sufficient mechanisms for providing input to boards on senior executive compensation. In contrast, in the United Kingdom, public companies allow shareholders to cast a vote on the “directors’ remuneration report,” which discloses executive compensation. Such a vote isn’t binding, but gives shareholders a clear voice that could help shape senior executive compensation.
     We believe that a company that has a clearly explained compensation philosophy and metrics, reasonably links pay to performance, and communicates effectively to investors would find a management sponsored Advisory Vote a helpful tool.
     We urge our board to allow shareholders to express their opinion about senior executive compensation through an Advisory Vote.
Statement in Opposition to the Proposal on Shareholder Ratification of Executive Compensation
The board of directors believes that this proposal is not in the best long-term interests of the shareholders and recommends that you vote against it.
An advisory vote is not a substitute for the informed judgment of independent directors.
The compensation committee, composed of independent directors and assisted by an independent consultant, takes very seriously its fiduciary duties to oversee executive compensation programs that are designed to promote long-term value for the company and its shareholders. The committee’s work is complex and time-consuming; it involves analysis of both public and confidential information, including competitively sensitive strategic and operational information. Any votes by shareholders would necessarily be based on less information and analysis and therefore could not be a substitute for the fully informed judgment of the independent directors.
An advisory vote is an ineffective way to communicate shareholder opinions regarding our executive compensation.
The compensation committee welcomes shareholder input on executive compensation; however, a simple “up or down” advisory vote would give the committee no insight into what aspects of the company’s programs should be addressed or how to address them. Further, voting results could be misconstrued. For example, a heavily positive vote could lead the committee to discount legitimate concerns raised by a small minority of shareholders. Likewise, a heavily negative vote could be a reaction to events unrelated to the company’s executive compensation programs and could pressure the committee to make compensation changes that are not in the best long-term interests of the shareholders.
Shareholders already have an efficient and effective way to express their opinions.
The company has established an avenue for shareholders to communicate directly with the board or its committees. See “How do I contact the board of directors?” on page 4 for instructions on how shareholders can communicate with the compensation committee or board. In addition, company representatives periodically meet with large shareholders and shareholder representatives to discuss governance issues and executive compensation. Finally, the committee’s independent consultant routinely consults with shareholder groups and advises the committee of evolving shareholder views on executive compensation best practices.
     These communications yield results. In recent years, the committee has made a number of changes to our executive compensation programs that were influenced at least in part by shareholder views expressed to us directly:
•	eliminated stock options in favor of performance-based shareholder value awards
•	extended the performance period for performance awards from one to two years and added additional stock retention periods for executive officers
•	substantially reduced benefits under the change-in-control severance pay program for executives
•	implemented a claw-back provision to recoup performance-based compensation from executives in the case of restatement of results attributable to misconduct
•	enhanced the transparency and clarity of our disclosures on executive compensation.

The committee takes seriously its responsibilities to provide competitively justifiable and defensible pay levels and programs that reflect evolving best practices. Enacting this resolution would be a distraction and not helpful to a process that is already working well.
We should not adopt advisory voting ahead of proposed U.S. legislation that would apply to all companies.
In the U.K., advisory votes are mandated by law. In the U.S., legislation is expected to be introduced in Congress that would mandate advisory votes, but the nature and scope of the advisory vote is not at all clear at this time. We should not adopt advisory voting until the rules are clear and apply to all companies equally.
The board recommends that you vote AGAINST this proposal.

Other Matters
Section 16(a) Beneficial Ownership Reporting Compliance
Under Securities and Exchange Commission rules, our directors and executive officers are required to file with the Securities and Exchange Commission reports of holdings and changes in beneficial ownership of company stock. We have reviewed copies of reports provided to the company, as well as other records and information. Based on that review, we concluded that all reports were timely filed.
Certain Legal Matters
In 2007, the company received two demands from shareholders that the board of directors cause the company to take legal action against current and former directors and others for allegedly causing damage to the company through improper marketing of Evista, Prozac, and Zyprexa. In accordance with procedures established under the Indiana Business Corporation Law (Ind. Code § 23-1-32), the board has appointed a committee of independent persons to consider the demands and determine what action, if any, the company should take in response. Since January 2008, we have been served with seven shareholder derivative lawsuits: Lambrecht, et al. v. Taurel, et al., filed January 17, 2008, in the United States District Court for the Southern District of Indiana; Staehr, et al. v. Eli Lilly and Company, et al., filed March 27, 2008, in Marion County Superior Court in Indianapolis, Indiana; Waldman, et al. v. Eli Lilly and Company, et al., filed February 11, 2008, in the United States District Court for the Eastern District of New York; Solomon v. Eli Lilly and Company, et al., filed March 27, 2008, in Marion County Superior Court in Indianapolis, Indiana; Robbins v. Taurel, et al., filed April 9, 2008, in the United States District Court for the Eastern District of New York; City of Taylor General Employees Retirement System v. Taurel, et al., filed April 15, 2008, in the United States District Court for the Eastern District of New York; and Zemprelli v. Taurel, et al., filed June 24, 2008, in the United States District Court for the Southern District of Indiana. Two of these lawsuits were filed by the shareholders who served the demands described above. All seven lawsuits are nominally filed on behalf of the company, against various current and former directors and officers and allege that the named officers and directors harmed the company through the improper marketing of Zyprexa, and in certain suits, Evista and Prozac. The Zemprelli suit also claims that certain defendants violated Sections 10(b) and 20(a) of the Securities Exchange Act of 1934. Each of the current directors, other than Mr. Eskew and Mr. Oberhelman, are named in the suits. We believe these suits are without merit and are prepared to defend against them vigorously.
Other Information Regarding the Company’s Proxy Solicitation
We will pay all expenses in connection with our solicitation of proxies. We will pay brokers, nominees, fiduciaries, or other custodians their reasonable expenses for sending proxy material to and obtaining instructions from persons for whom they hold stock of the company. We expect to solicit proxies primarily by mail, but directors, officers, and other employees of the company may also solicit in person or by telephone, fax, or electronic mail. We have retained Georgeson Shareholder Communications Inc. to assist in the distribution and solicitation of proxies. Georgeson may solicit proxies by personal interview, telephone, fax, mail, and electronic mail. We expect that the fee for those services will not exceed $17,500 plus reimbursement of customary out-of-pocket expenses.
By order of the board of directors,
James B. Lootens
Secretary
March 9, 2009

Appendix A
Proposed Amendments to the Company’s Articles of Incorporation
The changes to the company’s articles of incorporation proposed in Item 3, Items of Business To Be Acted Upon at the Meeting, are shown below. Additions are indicated by underlining and deletions are indicated by strike-outs.
. . . . .
9. The following provisions are inserted for the management of the business and for the conduct of the affairs of the Corporation, and it is expressly provided that the same are intended to be in furtherance and not in limitation or exclusion of the powers conferred by statute:
(a) The number of directors of the Corporation, exclusive of directors who may be elected by the holders of any one or more series of Preferred Stock pursuant to Article 7(b) (the “Preferred Stock Directors”), shall not be less than nine, the exact number to be fixed from time to time solely by resolution of the Board of Directors, acting by not less than a majority of the directors then in office.
(b) ~~The~~ Prior to the 2010 annual meeting of shareholders, the Board of Directors (exclusive of Preferred Stock Directors) shall be divided into three classes, with the term of office of one class expiring each year. ~~At the annual meeting of shareholders in 1985, five directors of the first class shall be elected to hold office for a term expiring at the 1986 annual meeting, five directors of the second class shall be elected to hold office for a term expiring at the 1987 annual meeting, and six directors of the third class shall be elected to hold office for a term expiring at the 1988 annual meeting.~~ Commencing with the annual meeting of shareholders in ~~1986~~2010, each class of directors whose term shall then expire shall be elected to hold office for a ~~three~~ one-year term expiring at the next annual meeting of shareholders. In the case of any vacancy on the Board of Directors occurring after the 2009 annual meeting of shareholders, including a vacancy created by an increase in the number of directors, the vacancy shall be filled by election of the Board of Directors with the director so elected to serve ~~for the remainder of the term of the director being replaced or, in the case of an additional director, for the remainder of the term of the class to which the director has been assigned.~~ until the next annual meeting of shareholders. All directors shall continue in office until the election and qualification of their respective successors in office. ~~When the number of directors is changed, any newly created directorships or any decrease in directorships shall be so assigned among the classes by a majority of the directors then in office, though less than a quorum, as to make all classes as nearly equal in number as possible.~~ No decrease in the number of directors shall have the effect of shortening the term of any incumbent director. Election of directors need not be by written ballot unless the By-laws so provide.
(c) Any director or directors (exclusive of Preferred Stock Directors) may be removed from office at any time, but only for cause and only by the affirmative vote of at least 80% of the votes entitled to be cast by holders of all the outstanding shares of Voting Stock (as defined in Article 13 hereof), voting together as a single class.
(d) Notwithstanding any other provision of these Amended Articles of Incorporation or of law which might otherwise permit a lesser vote or no vote, but in addition to any affirmative vote of the holders of any particular class of Voting Stock required by law or these Amended Articles of Incorporation, the affirmative vote of at least 80% of the votes entitled to be cast by holders of all the outstanding shares of Voting Stock, voting together as a single class, shall be required to alter, amend or repeal this Article 9.
. . . . .

Annual Meeting Admission Ticket
Eli Lilly and Company 2009 Annual Meeting of Shareholders
Monday, April 20, 2009
11 a.m. EDT
Lilly Center Auditorium
Lilly Corporate Center
Indianapolis, Indiana 46285
The top portion of this page will be required for admission to the meeting.
Please write your name and address in the space provided below and present this ticket when you enter the Lilly Center.
A reception (beverages only) will be held from 10:00 a.m. to 10:45 a.m. in the Lilly Center.

Name
Address
City, State, and Zip Code
Detach here

Directions and Parking
From I-70 take Exit 79B; follow signs to McCarty Street. Turn right (east) on McCarty Street; go straight into Lilly Corporate Center. You will be directed to parking. Be sure to take the admission ticket (the top portion of this page) with you to the meeting and leave this parking pass on your dashboard.

Take the top portion of this page with you to the meeting. Eli Lilly and Company Annual Meeting of Shareholders April 21, 2008 Please place this Identifier on the dashboard of your car as you enter Lilly Corporate Center so it can be clearly seen by security and parking personnel.

VOTE BY INTERNET — www.proxyvote.com Use the Internet to transmit your voting instructions until 11:59 p.m. EDT on Sunday, April 19, 2009. Have your proxy card in hand when you access the web site and follow the instructions. ELI LILLY AND COMPANY VOTE BY PHONE — (1-800-690-6903) C/O IVS, P.O. Box 17149 Use any touch-tone telephone to transmit your voting instructions WILMINGTON, DE 19850 up until 11:59 p.m. EDT on Sunday, April 19, 2009. Have your proxy card in hand when you call and follow the instructions. VOTE BY MAIL Mark, sign, and date your proxy card and return it in the postage-paid envelope we have provided or return to Eli Lilly and Company, c/o IVS Associates, Inc., P.O. Box 17149, Wilmington, DE 19885. Important notice regarding the availability of proxy material for the shareholder meeting to be held April 20, 2009: The annual report and proxy statement are available at http://www.lilly.com/pdf/lillyar2008.pdf. THANK YOU FOR VOTING TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK; FOLD ALONG THIS LINE AND RETURN IN ACCOMPANYING RETURN ENVELOPE. ELILI1 THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. ELI LILLY AND COMPANY The board of directors recommends a vote FOR the following items (1, 2, 3, and 4): (1) Election of Directors, each for a three-year term. To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the For Withhold For All number(s) of the nominee(s) on the line below. (01) M. S. Feldstein All All Except (02) J. E. Fyrwald (03) E. R. Marram 0 (04) D. R. Oberhelman 0 0 For Against Abstain For Against Abstain (2) Ratification of the appointment by the audit (4) Reapprove the material terms of performance committee of the board of the directors of 0 0 0 goals for the Eli Lilly and Company Bonus Plan 0 0 0 Ernst & Young LLP as principal independent auditors for 2009 (3) Approve amendments to the articles of incorporation to provide for annual election of all 0 0 0 directors The board of directors recommends a vote AGAINST the following items (5, 6, and 7): For Against Abstain For Against Abstain (5) Proposal by shareholders requesting that the 0 0 0 (7) Proposal by shareholders requesting that the 0 0 0 board eliminate all supermajority voting board of directors adopt a policy of asking provisions from the company’s articles of shareholders to ratify the compensation of incorporation and bylaws named executive officers at the annual meeting of shareholders (6) Proposal by shareholders requesting that the 0 0 0 company amend its articles of incorporation to allow shareholders to amend the company’s bylaws by majority vote Please sign exactly as name appears hereon. One joint owner may sign on behalf of the others. When signing in a representative capacity, please clearly state your capacity. Signature(s) [PLEASE SIGN WITHIN BOX] Date Signature(s) Date

Important notice regarding the availability of proxy material for the shareholder meeting to be held April 20, 2009: The annual report and proxy statement are available at http://www.lilly.com/pdf/lillyar2008.pdf The undersigned hereby appoints Messrs. R. A. Armitage, J. C. Lechleiter, and D. W. Rice, and each of them, as proxies, each with full power to act without the others and with full power of substitution, to vote as indicated on the back of this card all the shares of common stock of ELI LILLY AND COMPANY in this account held in the name of the undersigned at the close of business on February 13, 2009, at the annual meeting of shareholders to be held on April 20, 2009, at 11:00 a.m. EDT, and at any adjournment thereof, with all the powers the undersigned would have if personally present. If this card is properly executed and returned, the shares represented thereby will be voted. If a choice is specified by the shareholder, the shares will be voted accordingly. If not otherwise specified, the shares represented by this card will be voted for items 1 through 4, against items 5 through 7, and, in the discretion of the proxy holders upon such other matters as may properly come before the meeting. This proxy is solicited on behalf of the board of directors. PLEASE MARKYOURVOTESAND SIGN ONTHE REVERSE SIDE OFTHIS CARD.

VOTE BY INTERNET — www.proxyvote.com Use the Internet to transmit your voting instructions until 11:59 p.m. EDT on Sunday, April 19, 2009. Have your proxy card in hand when you access the web site and follow the instructions. NATIONAL CITY BANK, INDIANA, TRUSTEE VOTE BY PHONE - (1-800-690-6903) C/O IVS, P.O. BOX 17149 Use any touch-tone telephone to transmit your voting instructions WILMINGTON, DE 19850 up until 11:59 p.m. EDT on Sunday, April 19, 2009. Have your proxy card in hand when you call and follow the instructions. VOTE BY MAIL Mark, sign, and date your proxy card and return it in the postage-paid envelope we have provided or return to IVS Associates, Inc., P.O. Box 17149, Wilmington, DE 19885. Important notice regarding the availability of proxy material for the shareholder meeting to be held April 20, 2009: The annual report and proxy statement are available at http://www.lilly.com/pdf/lillyar2008.pdf. THANK YOU FOR VOTING TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK; FOLD ALONG THIS LINE AND RETURN IN ACCOMPANYING RETURN ENVELOPE. ELILI3 ESOP THIS VOTING INSTRUCTION CARD IS VALID ONLY WHEN SIGNED AND DATED. ELI LILLY AND COMPANY The board of directors recommends a vote FOR the following items (1, 2, 3, and 4): To withhold authority to vote for any individual (1) Election of Directors, each for a three-year term. nominee(s), mark “For All Except” and write the For Withhold For All number(s) of the nominee(s) on the line below. (01) M. S. Feldstein All All Except (02) J. E. Fyrwald (03) E. R. Marram 0 0 0 (04) D. R. Oberhelman For Against Abstain For Against Abstain (2) Ratification of the appointment by the audit (4) Reapprove the material terms of performance committee of the board of the directors of 0 0 0 goals for the Eli Lilly and Company Bonus Plan 0 0 0 Ernst & Young LLP as principal independent auditors for 2009 (3) Approve amendments to the articles of incorporation to provide for annual election of all 0 0 0 directors The board of directors recommends a vote AGAINST the following items (5, 6, and 7): For Against Abstain For Against Abstain (5) Proposal by shareholders requesting that the 0 0 0 (7) Proposal by shareholders requesting that the 0 0 0 board eliminate all supermajority voting board of directors adopt a policy of asking provisions from the company’s articles of shareholders to ratify the compensation of incorporation and bylaws named executive officers at the annual meeting of shareholders (6) Proposal by shareholders requesting that the 0 0 0 company amend its articles of incorporation to allow shareholders to amend the company’s bylaws by majority vote Please sign exactly as name appears hereon. One joint owner may sign on behalf of the others. When signing in a representative capacity, please clearly state your capacity. Signature(s) [PLEASE SIGN WITHIN BOX] Date Signature(s) Date

Important notice regarding the availability of proxy material for the shareholder meeting to be held April 20, 2009: The annual report and proxy statement are available at http://www.lilly.com/pdf/lillyar2008.pdf ESOP Lilly Employee 401(K) Plan Confidential Voting Instructions To National City Bank, Indiana, Trustee By signing on the reverse side or by voting by phone or Internet, you direct the Trustee to vote (in person or in proxy) as indicated on the front of this card, the number of shares of Eli Lilly and Company Common Stock credited to your account under The Lilly Employee Savings Plan or an affiliated plan at the Annual Meeting of Shareholders to be held on April 20, 2009 at 11:00 a.m EDT, and at any adjournment thereof. Also, unless you decline by checking the box below, you direct the Trustee to apply this voting instruction pro rata (along with all other participants who provide voting instructions and do not decline as provided below) to all shares of Common Stock held in the plans for which the Trustee receives no voting instructions (the “undirected shares”), except that shares formerly held in The Lilly Employee Stock Ownership Plan (PAYSOP) may only be voted upon the express instruction of the participants to whose accounts the shares are credited. For more information on the voting of the undirected shares, see the Proxy Statement. Check here only if you decline to have your vote applied pro rata to the undirected shares. 0 These confidential voting instructions will be seen only by authorized representatives of the Trustee. PLEASE MARKYOURVOTESAND SIGN ONTHE REVERSE SIDE OFTHIS CARD.

VOTE BY INTERNET — www.proxyvote.com Use the Internet to transmit your voting instructions until 11:59 p.m. EDT on Sunday, April 19, 2009. Have your proxy card in hand when you access the web site and follow the instructions. NATIONAL CITY BANK, INDIANA, TRUSTEE VOTE BY PHONE - (1-800-690-6903) C/O IVS, P.O. BOX 17149 Use any touch-tone telephone to transmit your voting instructions WILMINGTON, DE 19850 up until 11:59 p.m. EDT on Sunday, April 19, 2009. Have your proxy card in hand when you call and follow the instructions. VOTE BY MAIL Mark, sign, and date your proxy card and return it in the postage-paid envelope we have provided or return to IVS Associates, Inc., P.O. Box 17149, Wilmington, DE 19885. Important notice regarding the availability of proxy material for the shareholder meeting to be held April 20, 2009: The annual report and proxy statement are available at http://www.lilly.com/pdf/lillyar2008.pdf. THANK YOU FOR VOTING TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK; FOLD ALONG THIS LINE AND RETURN IN ACCOMPANYING RETURN ENVELOPE. ELILI5 PAYSOP THIS VOTING INSTRUCTION CARD IS VALID ONLY WHEN SIGNED AND DATED. ELI LILLY AND COMPANY The board of directors recommends a vote FOR the following items (1, 2, 3, and 4): To withhold authority to vote for any individual (1) Election of Directors, each for a three-year term. nominee(s), mark “For All Except” and write the For Withhold For All number(s) of the nominee(s) on the line below. (01) M. S. Feldstein All All Except (02) J. E. Fyrwald (03) E. R. Marram 0 0 0 (04) D. R. Oberhelman For Against Abstain For Against Abstain (2) Ratification of the appointment by the audit (4) Reapprove the material terms of performance committee of the board of the directors of 0 0 0 goals for the Eli Lilly and Company Bonus Plan 0 0 0 Ernst & Young LLP as principal independent auditors for 2009 (3) Approve amendments to the articles of incorporation to provide for annual election of all 0 0 0 directors The board of directors recommends a vote AGAINST the following items (5, 6, and 7): For Against Abstain For Against Abstain (5) Proposal by shareholders requesting that the 0 0 0 (7) Proposal by shareholders requesting that the 0 0 0 board eliminate all supermajority voting board of directors adopt a policy of asking provisions from the company’s articles of shareholders to ratify the compensation of incorporation and bylaws named executive officers at the annual meeting of shareholders (6) Proposal by shareholders requesting that the 0 0 0 company amend its articles of incorporation to allow shareholders to amend the company’s bylaws by majority vote Please sign exactly as name appears hereon. One joint owner may sign on behalf of the others. When signing in a representative capacity, please clearly state your capacity. Signature(s) [PLEASE SIGN WITHIN BOX] Date Signature(s) Date

Important notice regarding the availability of proxy material for the shareholder meeting to be held April 20, 2009: The annual report and proxy statement are available at http://www.lilly.com/pdf/lillyar2008.pdf PAYSOP Lilly Employee 401(K) Plan Confidential Voting Instructions To National City Bank, Indiana, Trustee By signing on the reverse side or by voting by phone or Internet, you direct the Trustee to vote (in person or in proxy) as indicated on the front of this card, the number of shares of Eli Lilly and Company Common Stock credited to your account under The Lilly Employee Savings Plan or an affiliated plan at the Annual Meeting of Shareholders to be held on April 20, 2009 at 11:00 a.m EDT, and at any adjournment thereof. Also, unless you decline by checking the box below, you direct the Trustee to apply this voting instruction pro rata (along with all other participants who provide voting instructions and do not decline as provided below) to all shares of Common Stock held in the plans for which the Trustee receives no voting instructions (the “undirected shares”), except that shares formerly held in The Lilly Employee Stock Ownership Plan (PAYSOP) may only be voted upon the express instruction of the participants to whose accounts the shares are credited. For more information on the voting of the undirected shares, see the Proxy Statement. Check here only if you decline to have your vote applied pro rata to the undirected shares. 0 These confidential voting instructions will be seen only by authorized representatives of the Trustee. PLEASE MARKYOURVOTESAND SIGN ONTHE REVERSE SIDE OFTHIS CARD.